    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 1994

                                                         REGISTRATION NO.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                              HARTMARX CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

                DELAWARE                               36-3217140
    (STATE OR OTHER JURISDICTION OF       (I.R.S. EMPLOYER IDENTIFICATION NO.)
     INCORPORATION OR ORGANIZATION)

                             101 NORTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 372-6300
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              CAREY M. STEIN, ESQ.
                 EXECUTIVE VICE PRESIDENT, CHIEF ADMINISTRATIVE
                     OFFICER, SECRETARY AND GENERAL COUNSEL
                              HARTMARX CORPORATION
                             101 NORTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 357-5300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   Copies to:

     CHARLES W. MULANEY, JR., ESQ.              FRANCIS J. GERLITS, P.C.
  SKADDEN, ARPS, SLATE, MEAGHER & FLOM              KIRKLAND & ELLIS
         333 WEST WACKER DRIVE                  200 EAST RANDOLPH DRIVE
        CHICAGO, ILLINOIS 60606                 CHICAGO, ILLINOIS 60601
             (312) 407-0700                          (312) 861-2000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]


                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                   PROPOSED
                                                    PROPOSED       MAXIMUM
                                                    MAXIMUM       AGGREGATE      AMOUNT OF
     TITLE OF EACH CLASS OF         AMOUNT TO    OFFERING PRICE OFFERING PRICE  REGISTRATION
   SECURITIES TO BE REGISTERED    BE REGISTERED   PER NOTE (1)   PER NOTE (1)     FEE (2)
- --------------------------------------------------------------------------------------------
    % Senior Subordinated notes
 due 2002........................  $100,000,000       100%       $100,000,000     $34,483
- --------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee.
(2) Calculated pursuant to Rule 457.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED JANUARY 14, 1994

- --------------------------------------------------------------------------------

                                   PROSPECTUS

- --------------------------------------------------------------------------------

                                  $100,000,000

                                (HARTMARX LOGO)

                        % Senior Subordinated Notes Due 2002

Interest Payable July 15 and January 15                    Due            , 2002

                                  -----------

The     % Senior  Subordinated Notes Due 2002 (the "Notes")  are not redeemable
 prior to            ,  1998, except  that, until            ,  1997,  Hartmarx
 Corporation (the "Company")  may redeem, at its option, up  to $25 million of the original principal amount of the Notes at the redemption prices set forth herein plus accrued interest to the date of redemption with the proceeds of  one or more  Public Equity  Offerings (as  defined) or  Traco
   Warrant Exercises (as  defined). On or after            , 1998, the Notes
    are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued interest to the date of redemption. Upon a Change of Control (as defined), but subject to the subordination provisions of the Notes, each holder of
      Notes may require the Company to repurchase such holder's Notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase.

The  Notes are unsecured, subordinated to  all Senior Debt (as defined)  of the
 Company  and  effectively  subordinated  to  all  indebtedness  and  accounts payable of  the Company's  subsidiaries. At August  31, 1993,  after giving effect to  this offering  (the "Offering")  and the  related transactions described herein, the aggregate amount of Senior Debt and indebtedness and accounts payable of the Company's subsidiaries that effectively ranked  senior  to  the  Notes would  have  been  approximately  $195
      million.  The  Notes   do  not  rank  senior   to  any  outstanding
       indebtedness of the Company.

                                  -----------

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE
           CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION NOR HAS THE SECURI-
    TIES AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION  PASSED
     UPON THE ACCURACY OR ADEQUACY  OF THIS PROSPECTUS. ANY REPRESENTATION
      TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                Price to      Underwriting     Proceeds to
                                                Public(1)       Discount        Company(1)(2)
- ---------------------------------------------------------------------------------------------
Per Note
- ---------------------------------------------------------------------------------------------
Total

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from           , 1994.
(2) Before deduction of expenses payable by the Company estimated at $       .

                                  -----------

  The Notes are offered by the several Underwriters when, as and if issued by the Company and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the Notes will be ready
for delivery on or about           , 1994.

CS First Boston                                              Merrill Lynch & Co.

- --------------------------------------------------------------------------------

                The date of this Prospectus is           , 1994.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, or The Chicago Stock Exchange, Inc., 440 South LaSalle Street, Chicago, Illinois 60605. The common stock of the Company, par value $2.50 per share, is listed on each such exchange.

  The Company has filed with the Commission a registration statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit or schedule to the Registration Statement, reference is made to the exhibit or schedule, as applicable, for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information pertaining to the Company and the Notes offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined or copied at the locations described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission (SEC File No. 1-8501) under the Exchange Act are incorporated herein by reference:

    (i) The Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1992, as amended, including the portions of the Company's definitive proxy statement filed with the Commission on February 26, 1993, incorporated by reference therein pursuant to Regulation 14A of the Exchange Act (the "1992 10-K");

    (ii) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended February 28, 1993, May 31, 1993 and August 31, 1993 (the "August 10-Q"); and

    (iii) The Company's Current Report on Form 8-K dated December 31, 1992 (the "8-K").

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes offered hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to Hartmarx Corporation, 101 North Wacker Drive, Chicago, Illinois 60606, Attention: Corporate Secretary, telephone number (312) 372-6300.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus and in the 1992 10-K, the August 10-Q and the 8-K referred to herein under "Incorporation of Certain Documents by Reference." Unless the context otherwise requires, the terms "Company" and "Hartmarx" refer to Hartmarx Corporation and its consolidated subsidiaries.

                                  THE COMPANY

  Established in 1872, Hartmarx is the largest manufacturer and marketer of men's suits, sportcoats and slacks ("men's tailored clothing") in the United States. From this established position, the Company has diversified into the men's sportswear and women's careerwear and sportswear markets. In 1993, the Company's business units that primarily produce men's tailored clothing represented approximately 60% of the Company's sales.

  Substantially all of the Company's products are sold under established brand names or the private labels of major retailers. The Company owns two of the most recognized brands in men's tailored clothing: Hart Schaffner & Marx(R), which was introduced in 1887, and Hickey-Freeman(R), which dates from 1899. The Company also offers its products under other brands which it owns such as Sansabelt(R), Kuppenheimer(R), Racquet Club(R) and Barrie Pace(R) and under exclusive license agreements for specified product lines for Tommy Hilfiger(R), Jack Nicklaus(R), Bobby Jones(R), Austin Reed(R), Gieves & Hawkes(R), KM by Krizia(TM), MM by Krizia(TM), Henry Grethel(R), Karl Lagerfeld(R), Nino Cerruti(R), Pierre Cardin(R) and Fumagalli's(R). To broaden the international distribution of the apparel sold under its owned and licensed trademarks, the Company has entered into over 35 license or sublicense agreements for specified product lines with third parties to produce, market and distribute products in 14 countries outside the United States.

  The Company believes that the strong brand recognition enjoyed by its products at both the wholesale and retail level, the breadth of its product offerings in both price point and fashion direction and the established relationships it possesses across retail distribution channels are critical factors which differentiate the Company from its competitors. The Company's operating groups offer products covering the fashion spectrum (business professional, American contemporary and British, French and Italian inspired), which are marketed at different price points to appeal to a broad wholesale and retail customer base. Recent product developments include the introduction of men's tailored clothing and prehemmed slacks under a license agreement with Tommy Hilfiger for Fall 1994, the introduction of casual, prehemmed slacks under the Company's own brand and the continued development and expansion of golf-inspired sportswear for the premium market under the Bobby Jones(R) brand and at moderate price points under the Jack Nicklaus(R) label.

  The Company's primary wholesale customer base consists of fine specialty and leading department stores such as Dillard Department Stores, Inc.; Federated Department Stores, Inc.; R.H. Macy & Co., Inc.; The May Department Stores Company; The Neiman Marcus Group, Inc.; Nordstrom, Inc.; and J.C. Penney Company, Inc. This distribution channel accounted for approximately 60% of sales in fiscal 1993. In order to take advantage of changing consumer trends, the Company has supplemented its traditional channel of distribution with value-oriented retailers, direct mail companies, mass merchandisers and its own factory- direct-to-consumer retail channel. The growing value-oriented channel, which includes outlet and off-price retailers, mass merchandisers and the Company's own factory-direct-to-consumer network, represents an increasingly important distribution channel for the Company. Other distribution channels include direct mail companies, golf pro shops and the Company's 28 factory outlet stores.

  As a vertically integrated manufacturer and marketer, the Company is responsible for the design, manufacturing and sourcing of its apparel. Substantially all of its men's tailored clothing is manufactured in its own factories, all of which are located in the United States. The Company utilizes domestic and foreign contract manufacturers to produce its remaining products, principally men's and women's sportswear, in accordance with Company specifications and production schedules. The Company believes that this combination of owned manufacturing and contract sourcing enables it to efficiently control the pricing, quality and delivery of its products and to effectively utilize the capital resources allocated to the manufacturing process. Increased manufacturing efficiencies and ongoing cost savings, coupled with new sourcing strategies, have enabled the Company to offer apparel with higher perceived value at similar or lower wholesale prices while maintaining its margins and high quality standards.

  The Company's business is organized around three primary operating groups:

    Men's Apparel Group. The Company's largest operating group, the Men's Apparel Group ("MAG") designs and manufactures substantially all of the Company's men's tailored clothing (through its Hart Schaffner & Marx ("HSM"), Hickey-Freeman and Intercontinental Branded Apparel business units) and sportswear (through its Trans-Apparel Group, Biltwell and Bobby Jones business units) and markets these products on a wholesale basis.

    Kuppenheimer. Kuppenheimer is the Company's vertically integrated, factory-direct-to-consumer manufacturing and retail business. Kuppenheimer manufactures substantially all of its tailored clothing in Company-owned facilities and sells these products exclusively through Kuppenheimer operated stores.

    Women's Apparel Group. The Women's Apparel Group is comprised of Barrie Pace Ltd. ("Barrie Pace") and International Women's Apparel, Inc. ("IWA"). Barrie Pace is a direct mail company that offers a wide range of apparel and accessories to the business and professional woman. IWA designs and sources women's career apparel and sportswear for department and specialty stores under owned and licensed brand names.

  In 1992, the Company implemented a comprehensive operational and financial restructuring (the "Restructuring") to refocus its business operations around its profitable core wholesale men's apparel franchise and to restructure its balance sheet. The operational aspects of the Restructuring included the sale of Hartmarx Specialty Stores, Inc. ("HSSI"), the Company's principal retail unit; the discontinuance of its Country Miss retail and manufacturing operations; the closing of certain Kuppenheimer retail stores not achieving minimum profitability requirements; the reduction of production capacity which was no longer required to support reduced retail operations; and the sale or closing of non-strategic manufacturing businesses which manufactured outerwear and military and commercial uniforms. The total sales for fiscal 1992 for all of the businesses and operations sold or discontinued in conjunction with the Restructuring was approximately $344 million. For additional information concerning the Company's current relationship with HSSI, see "Risk Factors-- Uncertainties Regarding HSSI" and "The Company--Legal Proceedings."

  As part of the Restructuring, the Company's borrowing facilities were consolidated and extended in maturity, a $35 million seasonal borrowing facility was added and shares of its common stock and a warrant to purchase its common stock were sold in a private placement for $30 million. The Company's financial statements for fiscal 1992 include restructuring charges of $191 million. See Note (d) to "Selected Consolidated Financial Information" and "Risk Factors--Operational and Financial Restructuring." Concurrently with the issuance of the Notes, the Company anticipates entering into a New Credit Facility (as defined herein) and using the proceeds therefrom and the proceeds of the Offering to repay all outstanding borrowings under its existing credit facilities and terminate its obligations thereunder. The New Credit Facility will mature in three years and borrowings under the New Credit Facility will generally bear interest at the base rate plus 1.50% or LIBOR plus 2.50%. See "Description of Certain Indebtedness--New Credit Facility."

  As a result of the Restructuring, the Company is now focused on those businesses that have made it an industry leader for most of this century. The key elements of the Company's strategy are:

  . To build on its success as an apparel manufacturer and marketer by providing branded products to retailers and consumers principally on a wholesale basis while developing other brands to fill market voids and repositioning and growing established brands.

  . To provide a dynamic mix of apparel products through a broad merchandising strategy that will include men's tailored clothing, men's sportswear, women's career apparel and women's sportswear.

  . To serve a broad range of retail channels, including fine specialty and leading department stores, factory-direct-to-consumer stores, value-oriented retailers, mass merchants and direct mail catalogs.

  . To be a leader in technological marketing by providing unparalleled service to its customers through such programs as "Quick Response" and "Electronic Data Interchange."

  . To expand its presence in the international marketplace by continuing its international licensing efforts while merchandising, marketing and producing branded apparel in markets beyond its borders and marketing its branded products, concepts and expertise through joint ventures, acquisitions and selling agencies.

                              RECENT DEVELOPMENTS

  On January 13, 1994, the Company announced sales of $184.1 million for the fourth quarter of fiscal 1993 and $732.0 million for fiscal 1993 compared to $211.6 million for the fourth quarter of fiscal 1992 and $1,053.9 million for fiscal 1992. Pre-tax earnings were $9.2 million for the fourth quarter of fiscal 1993 and $6.4 million for fiscal 1993 compared to $5.6 million for the fourth quarter of fiscal 1992 and a loss of $226.9 million (which included a $190.8 million restructuring charge) for fiscal 1992. After tax provisions, the Company announced net income of $9.0 million, or $.29 per share, for the fourth quarter of fiscal 1993 and $6.2 million, or $.20 per share, for fiscal 1993 compared to net earnings of $5.6 million, or $.22 per share, for the fourth quarter of fiscal 1992 and a loss of $220.2 million, or $8.59 per share, for fiscal 1992. The Company's results include pre-tax income from the reduction of inventory maintained on a LIFO-cost basis of $3.5 million for the fourth quarter of fiscal 1993 and $3.6 million for fiscal 1993, compared to $4.0 million for the fourth quarter of fiscal 1992 and $3.3 million for fiscal 1992.

                                  RISK FACTORS

  Prospective purchasers of the Notes should carefully consider the information set forth under the caption "Risk Factors," as well as the other information and data in this Prospectus.

                                  THE OFFERING

NOTES OFFERED.........  $100,000,000 aggregate principal amount of     % Senior
                        Subordinated Notes Due 2002.

INTEREST PAYMENT        July 15 and January 15, commencing July 15, 1994.
 DATES................

OPTIONAL REDEMPTION...  The Notes are not redeemable prior to             ,
                        1998, except that, until         , 1997, the Company
                        may redeem, at its option, up to $25 million of aggregate principal amount of the Notes at the redemption prices set forth herein plus accrued interest to the date of redemption with the proceeds of one or more Public Equity Offerings (as defined) or Traco Warrant Exercises (as defined). On or after
                                     , 1998, the Notes are redeemable at the
                        option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued interest to the date of redemption. See "Description of the Notes--Redemption."

CHANGE OF CONTROL.....  Upon a Change of Control and subject to the subordination provisions of the Notes, each Holder of Notes may require the Company to repurchase such Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Notes--Change of Control."

RANKING...............  The Notes will be unsecured, subordinated to all existing and future Senior Debt of the Company and effectively subordinated to all obligations of the Company's subsidiaries, including substantially all of the Company's consolidated trade credit. The Notes will rank pari passu with any future Senior Subordinated Debt (as defined) of the Company and will rank senior to all other subordinated debt of the Company. At August 31, 1993, after giving effect to the use of proceeds of the Offering contemplated hereby and borrowings under the New Credit Facility described herein to repay existing Senior Debt, the aggregate amount of Senior Debt outstanding would have been approximately $173 million and the aggregate amount of indebtedness and accounts payable of the Company's subsidiaries that effectively ranked senior to the Notes would have been approximately $22 million (excluding intercompany debt and guarantees of Senior Debt by the Company's subsidiaries). See "Description of the Notes--Subordination."

RESTRICTIVE             The indenture under which the Notes will be issued (the
 COVENANTS............  "Indenture") will limit (i) the issuance of additional debt by the Company, (ii) the issuance of debt and preferred stock by the Company's subsidiaries, (iii) the payment of dividends on, and redemption of, capital stock of the Company and its subsidiaries and the redemption of certain subordinated obligations of the Company, (iv) restrictions on distributions from subsidiaries, (v) sales of assets and subsidiary stock,
                        (vi) transactions with affiliates and (vii) consolidations, mergers and the transfer of all or substantially all of the Company's assets. However, all of these limitations and prohibitions are subject to a number of important qualifications. See "Description of the Notes--Certain Covenants."

USE OF PROCEEDS.......  The net proceeds from the sale of the Notes and anticipated borrowings under the New Credit Facility will be used to repay all outstanding borrowings under the Company's existing credit facilities and such credit facilities will be terminated. See "Use of Proceeds" and "Capitalization."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

  The following table sets forth summary historical consolidated financial information for the Company for the five fiscal years ended November 30, 1992 and the nine-month periods ended August 31, 1993 and 1992. The summary historical consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, which are contained in the 1992 10-K incorporated herein by reference. The data for the nine-month periods ended August 31, 1993 and 1992 have been derived from the Company's unaudited consolidated financial statements for such periods contained in the August 10-Q incorporated herein by reference. Such data are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial information for such periods. The results of operations for any interim period are not necessarily indicative of results for any other periods or for the full year.

  Reference is also made to the Supplemental Financial Information contained on
pages 10 and     of this Prospectus which presents certain financial data of the Company for fiscal 1992 on an adjusted basis to reflect certain effects of the Restructuring and other adjustments as described therein.

                                                                                                   UNAUDITED
                                                                                                  NINE MONTHS
                                      FISCAL YEAR ENDED NOVEMBER 30,                            ENDED AUGUST 31,
                          ----------------------------------------------------------------     ---------------------
                             1988        1989        1990           1991           1992          1992         1993
                          ----------  ----------  ----------     ----------     ----------     ---------    --------
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales...............  $1,174,314  $1,296,993  $1,295,840     $1,215,310     $1,053,949(a)  $ 842,389    $547,831
Gross profit............     473,891     514,412     489,603        434,007        350,304       285,884     162,602
Earnings (loss) before
 restructuring charges,
 interest and taxes.....      74,360      56,193      11,742        (22,702)       (14,915)      (26,191)     14,356
Restructuring and retail
 consolidation charges..         --          --       77,600         13,500        190,800       190,800         --
Interest expense........      14,465      28,418      28,952         23,793         21,135        15,484      17,161
Earnings (loss) before
 taxes..................      59,895      27,775     (94,810)       (59,995)      (226,850)     (232,475)     (2,805)
Tax provision (benefit).      21,880      10,365     (33,265)       (21,630)        (6,605)       (6,605)         --
Net earnings (loss).....      38,015      17,410     (61,545)(b)    (38,365)(c)   (220,245)(d)  (225,870)     (2,805)
Net earnings (loss) per
 common share and
 equivalent.............        2.03         .89       (3.11)(b)      (1.74)(c)      (8.59)(d)     (8.84)       (.09)
Cash dividends per
 share..................       1.075       1.175         .90            .60             --            --          --
Average number of common
 shares and equivalents.      18,727      19,567      19,786         22,056         25,629        25,557      31,140
BALANCE SHEET DATA:
Total assets............  $  734,116  $  907,965  $  762,167     $  739,848     $  511,959     $ 510,098    $425,680
Long-term debt..........     135,470     270,969     226,623        105,498        248,713         6,880     211,972
Total debt..............     219,612     376,216     288,130        285,649        314,602       314,774     262,682
Total liabilities.......     375,642     547,831     469,629        452,840        441,534       445,517     326,310
Shareholders' equity....     358,474     360,134     292,538        287,008         70,425        64,581      99,370
OTHER DATA:
EBITDA(e)...............  $   99,378  $   87,231  $  (30,639)    $   (2,393)    $ (178,768)    $(194,335)   $ 25,484
Depreciation and
 amortization...........      25,018      31,038      35,219         33,809         26,947        22,656      11,128
Capital expenditures....      35,996      52,880      21,621         15,488          9,546         6,485       2,707
Ratio of earnings to
 fixed charges(f).......        2.75x       1.54x           (g)            (g)            (g)           (g)         (g)

- --------
(a) The historical data includes results of operations sold or discontinued pursuant to the Restructuring, as described elsewhere herein and in Management's Discussion and Analysis of Financial Condition and Results of Operations and in the 1992 Notes to Consolidated Financial Statements, which are incorporated herein by reference. See "Risk Factors--Operational and Financial Restructuring" and "Supplemental Financial Information."

(b) Includes a $51 million, or $2.59 per share, after-tax restructuring charge.
(c) Includes a $8.9 million, or $0.40 per share, after-tax charge to reflect the consolidation of the Company's retail operations.
(d) Includes a $191 million, or $7.44 per share, after-tax restructuring charge. See "Risk Factors--Operational and Financial Restructuring."
(e) EBITDA is defined as net income before extraordinary items, interest, taxes, depreciation and amortization and is presented because it is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity.
(f) For purposes of calculating the ratio of earnings to fixed charges, earnings represent earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, net, including amortization of discount and financing costs and the portion of operating rental expense which management believes is representative of the interest component of rent expense.
(g) Earnings did not cover fixed charges as follows:        (in thousands)
                                      Nine months ended August 31,
                                         1993:  $  2,805
                                      Nine months ended August 31,
                                         1992:  $232,475
                                      Fiscal year ended November 30,
                                         1992: $226,850
                                      Fiscal year ended November 30,
                                         1991: $ 59,995
                                      Fiscal year ended November 30,
                                         1990: $ 89,907

  Giving effect, as of the beginning of each period, to the issuance of the Notes and the use of the net proceeds to repay all outstanding borrowings under the Company's existing credit facilities, the amounts by which earnings did not cover fixed charges would increase to approximately $230 million and $4.8 million in the year ended November 30, 1992 and the nine months ended August 31, 1993, respectively.

                       SUPPLEMENTAL FINANCIAL INFORMATION

  The following Supplemental Financial Information for 1992 has been prepared solely for illustrative purposes from the Company's 1992 Consolidated Financial Statements and the internal books and records of the Company and should be read in conjunction with the Selected Financial Data and the 1992 Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this Prospectus. The Supplemental Financial Information is intended to reflect certain results of operations for the Company's continuing businesses and operations after giving effect to the Restructuring and the other events described below, assuming that they had occurred at the beginning of fiscal 1992. The Supplemental Financial Information should not be considered in isolation or as a substitute for consolidated financial statements prepared in accordance with generally accepted accounting principles. The Supplemental Financial Information presents certain financial data for fiscal 1992 after eliminating from the 1992 Consolidated Financial Statements: (i) the sales and operating results of certain businesses and operations sold or discontinued as part of the Restructuring; (ii) the sales and estimated operating results associated with the Company's transactions with HSSI during 1992; (iii) the other adjustments described below and (iv) the $191 million charge associated with the Restructuring. The Supplemental Financial Information does not purport to represent what the condensed statement of earnings of the Company would have been had these businesses and operations been sold or discontinued for the full 1992 fiscal year and does not purport to project the consolidated statement of earnings of the Company for any subsequent period.

  The Supplemental Financial Information is derived from the Company's 1992 Consolidated Financial Statements after reflecting the following adjustments:

    (i) The sales and operating results of HSSI have been eliminated from the 1992 Consolidated Financial Statements for all of fiscal 1992 to reflect the sale of HSSI as part of the Restructuring.

    (ii) Since the sale of HSSI and its subsidiaries in 1992, HSSI has continued as a significant customer of the Company, although the volume of purchases by HSSI has been declining. On December 21, 1993, HSSI and 25 affiliates commenced voluntary cases under Chapter 11 of the United States Bankruptcy Code and are currently operating as debtors-in-possession. As a result of these circumstances, there can be no assurance that the Company will have future sales to HSSI. In 1992, the Company sold approximately $67 million of products to HSSI (the "HSSI Sales"), including approximately $50 million prior to the date HSSI was sold and $17 million subsequent to such date. To reflect the uncertainty regarding future sales to HSSI, the Supplemental Financial Information eliminates from the 1992 Consolidated Financial Statements the HSSI Sales, the estimated gross margin associated with the HSSI Sales and the estimated variable operating costs directly attributable to the HSSI Sales. While a reduction of fixed operating costs may be achievable if sales levels are permanently reduced, the Supplemental Financial Information assumes that the sudden and complete loss of the HSSI Sales would not allow for a corresponding reduction of fixed costs in the short term. Consequently, the Supplemental Financial Information does not eliminate fixed costs relating to the HSSI Sales. To the extent fixed costs would have been allocated to the HSSI Sales, the estimated earnings would be greater than those presented below. See "Risk Factors--Uncertainties Regarding HSSI" and "The Company--Legal Proceedings".

    (iii) To reflect the sale or discontinuance of other businesses and operations principally pursuant to the Restructuring, the sales and operating results of certain businesses, including Country Miss and certain non-strategic manufacturing businesses which produced outerwear and military and commercial uniforms, have been excluded from the 1992 Consolidated Financial Statements.

    (iv) The charge related to the Restructuring which has been eliminated included write-offs and other costs associated with the closing of certain Kuppenheimer stores and a related production facility. The Supplemental Financial Information does not include such charges or any other adjustments relating to Kuppenheimer.

    (v) The license agreement between HSM and Christian Dior-New York providing for the manufacture and marketing of men's tailored clothing under the Christian Dior(R) brand name was terminated during 1992. As a result, the sales, estimated gross margin and estimated variable operating costs attributable to the tailored clothing manufactured and sold by the Company pursuant to such license agreement have been eliminated from the 1992 Consolidated Financial Statements. See "The Company--Legal Proceedings."

  The Supplemental Financial Information does not reflect an adjustment to historical interest expense for the investment in the sold or discontinued businesses and operations described above. To the extent interest expense would have been allocated to the investment in those sold or discontinued businesses and operations, the estimated earnings would have been greater than those presented below.

                       SUPPLEMENTAL FINANCIAL INFORMATION

                                                                 UNAUDITED
                                                             1992 SUPPLEMENTAL
                                                           FINANCIAL INFORMATION
                                                           ---------------------
                                                               (IN MILLIONS)
      Sales...............................................        $672.3
      Earnings before interest,
       taxes, depreciation
       and amortization (EBITDA)..........................        $ 32.8
      Earnings before interest
       and taxes (EBIT)...................................        $ 16.6
      Pre-tax earnings (loss).............................        $ (4.5)

                                  RISK FACTORS

INDEBTEDNESS AND LIQUIDITY

  The Company has significant debt service obligations. As of August 31, 1993, after giving effect to the use of proceeds of the Offering contemplated hereby and anticipated borrowings under the New Credit Facility (as defined herein) to repay Senior Debt, the Company's total indebtedness would have been approximately $273 million and total shareholders' equity would have been approximately $95 million, resulting in a total pro forma debt to total capitalization of 74%. In addition, assuming the closing of the Offering and the New Credit Facility (collectively, the "Financing Transactions") occurred on August 31, 1993 and after giving effect to the anticipated use of borrowings under the New Credit Facility to repay Senior Debt, approximately $25 million of additional borrowing capacity would have been available (subject to the borrowing base formula) under the Company's New Credit Facility as of August 31, 1993. Although the Company's borrowing needs are seasonal in nature, management believes that amounts expected to be available under the New Credit Facility will be sufficient to meet its peak borrowing requirements. As of August 31, 1993, assuming the closing of the Financing Transactions on such date, approximately $153 million of the $173 million of Senior Debt that would be outstanding would mature within three years. Such Senior Debt must be refinanced on or before such maturity. The Company's ability to refinance the New Credit Facility at maturity will depend on a number of circumstances, including prevailing economic and industry conditions and the financial condition and operations of the Company and the businesses it operates, some of which are beyond the Company's control. There can be no assurance that the Company will be able to refinance the New Credit Facility at such time. See "Description of Certain Indebtedness."

  The level of the Company's indebtedness could have important consequences to holders of the Notes, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, debt service requirements, general corporate purposes or other purposes may be impaired, (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the Company's interest expense and principal repayment obligations, (iii) the Company may be more highly leveraged than certain of its competitors, which may place the Company at a competitive disadvantage and (iv) the Company may be more vulnerable in the event of a downturn in its businesses.

  The New Credit Facility is expected to contain material restrictions on the operation of the Company's business, including covenants pertaining to capital expenditures, asset sales, operating leases, minimum net worth and incurrence of additional indebtedness, and ratios relating to minimum accounts payable to inventory, maximum funded debt to EBITDA and minimum fixed charge coverage, as well as other customary covenants, representations and warranties, funding conditions and events of default. See "Description of Certain Indebtedness--New Credit Facility." A breach of one or more of certain covenants under such agreement could result in an acceleration of the Company's obligations thereunder, the inability of the Company to borrow additional amounts under the New Credit Facility to meet seasonal borrowing needs or the suspension of interest payments on the Notes. In addition, the New Credit Facility is expected to contain cross-default provisions whereby a default under one of the other agreements governing the Senior Debt will constitute an event of default under the New Credit Facility. Any or all of such restrictions, limitations or contingencies, as well as the Company's significant leverage, could adversely affect the Company's ability to incur additional indebtedness, make capital expenditures, take advantage of business opportunities that may arise and withstand competitive pressures or adverse economic conditions.

  For the year ended November 30, 1992 and the nine months ended August 31, 1993, the Company's earnings before income taxes plus fixed charges did not cover fixed charges by approximately $226.9 million and $2.8 million, respectively. The Company's ability to make interest payments on the Notes and to repay the Notes at maturity will be dependent on the Company's future operating performance, which is itself dependent on a number of factors which are beyond the Company's control, and the ability of the Company to incur additional indebtedness. Although there can be no assurance that the Company will be able to raise sufficient funds, internally or externally, to make such required payments, the Company believes that, based upon current operations, anticipated growth in working capital requirements and the amount anticipated to be available for borrowing under the Company's New Credit Facility, it will be able to meet its obligations as they come due.

RECENT OPERATING LOSSES

  The Company did not report any fiscal year income from continuing operations from fiscal 1989 through fiscal 1992. For the three months ended August 31, 1993, the Company reported pre-tax earnings of $1.9 million compared to a pre-tax loss of $213.6 million for the same period in 1992. For the nine months ended August 31, 1993, the Company's pre-tax loss was $2.8 million compared to a pre-tax loss of $232.5 million for the same period in 1992. The pre-tax loss reported in the third quarter of 1992 included a $190.8 million restructuring charge. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is incorporated herein by reference, "Summary Consolidated Financial Information" and "--Operational and Financial Restructuring." In addition, the Company's IWA business unit, which commenced operations in 1992, has reported operating losses since its inception. The Company is reviewing the profitability prospects and strategic direction of, and its options with respect to, IWA, and may in the future decide to discontinue IWA's product lines or change its distribution channels. Any such actions, if taken, may have an adverse effect on the Company's results of operations. IWA represented approximately 4% of the Company's fiscal 1993 net sales.

OPERATIONAL AND FINANCIAL RESTRUCTURING

  In 1992, the Company implemented the Restructuring to refocus its business operations around its profitable core wholesale men's apparel franchise and to restructure its balance sheet. The operational aspects of the Restructuring included the sale of HSSI, the Company's principal retail unit; the discontinuance of its Country Miss retail and manufacturing operations; the closing of certain Kuppenheimer stores not achieving minimum profitability requirements; the reduction of production capacity which was no longer required to support reduced retail operations; and the sale or closing of non-strategic manufacturing businesses which manufactured outerwear and military and commercial uniforms. The total sales for fiscal 1992 for all of the businesses and operations sold or discontinued in conjunction with the Restructuring was approximately $344 million. The Company's financial statements for fiscal 1992 include restructuring charges of $191 million (see Note (d) to "Selected Consolidated Financial Information"). For additional information regarding the Company's current relationship with HSSI, see "--Uncertainties Regarding HSSI" and "The Company--Legal Proceedings."

  In conjunction with the Restructuring, in December 1992, the Company consolidated and extended its borrowing facilities pursuant to which, among other things, (i) the maturity of $307 million of the Company's outstanding indebtedness was consolidated and extended until December 30, 1995 pursuant to the terms of a new secured and guaranteed borrowing facility (the "Override Agreement"), (ii) an additional seasonal borrowing availability of $35 million was obtained (the "Bridge Facility") and (iii) certain restrictive covenants with respect to the Company's indebtedness were added and existing covenants were adjusted to reflect the condition of the Company following the commencement of such Restructuring. In addition, the Company raised $30 million through the sale of shares of its common stock and a warrant to purchase its common stock in a private placement to Traco International, N.V. ("Traco"). Concurrently with the issuance of the Notes, the Company anticipates entering into the New Credit Facility and repaying and terminating its obligations under the Override Agreement and the Bridge Facility. The New Credit Facility is conditioned upon the consummation of the sale of the Notes contemplated hereby. As of August 31, 1993, assuming the closing of the Financing Transactions and the application of the proceeds thereof, approximately $25 million of additional borrowing capacity would have been available under the New Credit Facility (subject to the borrowing base formula). See "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is incorporated herein by reference, and "Description of Certain Indebtedness."

RANKING OF THE NOTES

  The operations of the Company are conducted through its operating subsidiaries and, therefore, the Company is dependent on the earnings and cash flow of the operating subsidiaries to meet its debt obligations, including its obligations with respect to the Notes. There are presently no restrictions on the ability of the Company's subsidiaries to pay dividends on their capital stock. Because the consolidated operating assets of the Company will be held by various operating subsidiaries, the Notes will effectively be subordinated to the claims of creditors of the operating subsidiaries.

  The Notes are also subordinated to all existing and future Senior Debt of the Company, including up to $175 million that can be outstanding under the New Credit Facility and approximately $22 million outstanding under other Senior Debt. See "--Indebtedness and Liquidity," "Description of the Notes-- Subordination" and "Description of Certain Indebtedness." In the event of a bankruptcy proceeding involving the Company, the Company's assets would be available to pay obligations on the Notes only after all indebtedness of the Company's subsidiaries and all Senior Debt has been paid in full, and, in such event, there may not be sufficient assets to pay in full or in part amounts due on the Notes. Substantially all of the Company's and its subsidiaries' current assets and intangible assets will secure, and such subsidiaries will guaranty, the indebtedness under the New Credit Facility. As of August 31, 1993, assuming the closing of the Financing Transactions on such date and after giving effect to the use of the proceeds thereof to pay existing credit facilities, the amount of indebtedness outstanding under the New Credit Facility would have been approximately $150 million, with approximately $25 million of additional borrowing capacity available (subject to the borrowing base formula) for future borrowing. See "Use of Proceeds" and "Description of Certain Indebtedness."

  The subordination provisions of the Indenture provide that no payment may be made by the Company with respect to the Notes upon the occurrence of a default in the payment or required prepayment of principal of (or premium, if any), or interest on, certain Senior Debt, until such default shall have been cured or waived. In addition, upon the occurrence of any other event entitling the maturity of Senior Debt to be accelerated and receipt by the trustee under the Indenture of written notice of such occurrence, lenders under the Senior Debt will be able to block payment on the Notes for specified periods of time. See "Description of the Notes--Subordination."

UNCERTAINTIES REGARDING HSSI

  Since the sale of HSSI and its subsidiaries in 1992 to HSSA Group, Ltd. ("HSSA") in connection with the Restructuring, HSSI has continued as a significant customer of the Company, although the volume of purchases by HSSI has been declining. The Company's fiscal 1993 sales to HSSI were approximately $37 million (representing 5% of the Company's fiscal 1993 total sales), a decrease from fiscal 1992 sales to HSSI which were approximately $67 million. In connection with the 1992 sale, HSSI agreed to purchase from the Company in each of the next two twelve-month periods products having an aggregate wholesale purchase price of at least $35 million. On December 21, 1993, HSSI and 25 affiliates commenced voluntary cases under Chapter 11 of the United States Bankruptcy Code and are currently operating as debtors-in-possession. Any supply agreement entered into between the Company and HSSI prior to December 21, 1993 may be deemed an executory contract subject to assumption or rejection by HSSI under the United States Bankruptcy Code, and there can be no assurance that HSSI will assume any such supply agreement if such agreement is deemed an executory contract. When HSSI's Chapter 11 cases were filed, HSSI's total outstanding indebtedness to the Company (excluding its guaranty of a $35 million promissory note of HSSA to the Company) was approximately $4.6 million. Maurice L. Rothschild & Co. ("MLR"), which has purportedly extended credit support to HSSI and others in connection with purchases from the Company, has placed orders with the Company for approximately $10 million of inventory for shipment to HSSI which has not yet been shipped. MLR also has total outstanding indebtedness to the Company of approximately $10.8 million (including interest charges) before adjustment for amounts received by the Company aggregating approximately $4.8 million in November 1993. According to documents filed in HSSI's Chapter 11 cases of which the Company is aware, MLR asserts a secured claim against HSSI and its subsidiaries in the approximate amount of $17.5 million, which claim is disputed by HSSI and its subsidiaries. HSSA is believed to be 100% owned by the three sons of the sole shareholder of MLR and at least one of the shareholders of HSSA is also a director of MLR. Under current circumstances, there can be no assurance that the Company will have any future sales to HSSI, that HSSI will be able to purchase goods previously manufactured for MLR by the Company, that the Company will be able to sell such goods to others at comparable prices if MLR or HSSI is unable to purchase them, that the Company will be able to collect amounts owed by HSSI or MLR or that HSSI will continue as a going concern. A substantial reduction or loss of sales to HSSI may adversely affect the Company's total revenues and earnings. For additional information concerning certain legal proceedings involving HSSI and the Company, see "The Company--Legal Proceedings."

COMPETITION

  All of the markets in which the Company competes--men's tailored clothing, men's sportswear, women's sportswear and women's career apparel--are highly competitive. The Company's primary competition varies by product, style and price point. Some of the competitors of the Company's individual business units are significantly larger and more diversified and have substantially greater resources than such business units.

  The Company's largest product category, men's tailored clothing, is highly fragmented and characterized by vigorous price and brand competition. According to the U.S. Department of Commerce, since 1989, the men's and boy's tailored clothing industry has experienced a decline in both dollar sales and unit volume. These declines were attributable primarily to the onset of a recession, which caused retail consumers to curtail or defer their purchases of tailored clothing. In addition, the impact of the recession on the industry was exacerbated by a number of other factors, including the significant level of layoffs among white collar workers, the principal customers for men's tailored clothing. Moreover, the retailing industry has suffered severe financial disruptions that have resulted in continuing high levels of price promotion and discounting. This development placed added pressure on the profit margins realized by manufacturers of men's tailored clothing. The industry has also been affected by the relaxation of dress codes by many employers and the long-term trend toward a more casual lifestyle.

  A principal channel of distribution for men's tailored clothing, particularly outside of large cities, has been small traditional specialty stores. In recent years, there has been a decline in the number of these stores, caused in large part by the expansion of department stores and larger specialty store chains into shopping malls, the growth of factory outlet centers and, especially in metropolitan markets, the rapid growth of value-priced specialty stores.

  Although imports have been a significant factor in the men's tailored clothing industry in recent years, they have generally been at either the lowest or the highest retail price points. Imports of men's tailored clothing are subject to quotas and import duties. The duty on imports of men's and boys' tailored clothing currently varies depending upon the fabric used and may range as high as 22%. The recently concluded North American Free Trade Agreement ("NAFTA") provides for the gradual elimination of tariffs and quotas on men's tailored clothing meeting NAFTA's strict rules of origin. Currently, men's tailored clothing that is manufactured in Canada but does not meet these strict rules of origin may be imported into the United States at relatively low tariff levels subject to specified quotas; any products imported above these quota levels would be subject to existing tariff rates. The recently consummated General Agreement on Trade and Tariffs ("GATT") treaty reduces both duties and quotas for apparel as well as fabric. The net effect on the Company of reduced tariffs on its foreign competition and on its foreign-sourced finished apparel and fabric is uncertain at this time.

DEPENDENCE ON BURLINGTON INDUSTRIES

  The Company's principal raw material is fabric. In 1993, the Company purchased approximately 48% of the total dollar amount of its fabric requirements from Burlington Industries, Inc. ("Burlington"). Burlington has supplied fabric to the Company for over 30 years, and the Company believes that it is one of Burlington's major customers. While the Company believes that a variety of alternative sources of supply exist to satisfy its fabric requirements, the unanticipated, sudden loss of Burlington as the Company's principal supplier of fabric or a prolonged interruption in shipments from Burlington could have a material adverse effect on the Company because of the cost and delay associated with obtaining one or more alternative sources of supply or with waiting for the end of any such interruption. As is customary in its industry, the Company has no long-term supply contracts with Burlington or any of its other suppliers.

DEPENDENCE ON CERTAIN CUSTOMERS

  The Company's customers include major United States department and specialty stores (certain of which are under common ownership and control), mass merchandisers, value-oriented retailers and direct mail companies. The Company's top ten customers accounted for approximately 37% of net sales in fiscal 1993, and the Company's largest customer, Dillard Department Stores, represented approximately 12% of net sales.

No other customer accounted for more than 7% of net sales in fiscal 1993. A decision by any one of these customers to substantially decrease the amount of merchandise purchased from the Company or to cease carrying the Company's products could adversely affect the Company. See "--Uncertainties Regarding HSSI."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

  There is no existing market for the Notes and there can be no assurance regarding the future development of a market for the Notes, the ability of holders of the Notes to sell their Notes or the price at which such holders may be able to sell their Notes. If such a market were to develop, the Notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Each of the Underwriters has advised the Company that it intends to act as market maker for the Notes. However, any such market making may be discontinued by each such Underwriter at any time in its sole discretion. No assurance can be given as to the liquidity of the trading market for the Notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. There can be no assurance that the market for the Notes will not be subject to similar disruptions in the future. Any such disruptions may have an adverse effect on holders of the Notes.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Notes offered hereby are
estimated to be approximately $         . The Company intends to use the net
proceeds from the sale of the Notes contemplated hereby and borrowings under the New Credit Facility to repay all outstanding borrowings under the Override Agreement. Concurrently with such repayment, the Company intends to terminate the Bridge Facility and the Override Agreement. At August 31, 1993, the Company's Senior Debt consisted of $255.8 million under the Override Agreement and $6.9 million of other Senior Debt. Borrowings under the Override Agreement bear interest at prime plus 2% for bank lenders, 10.3% for the insurance lenders and 9.19% for the ESOP loan guaranteed by the Company. As of August 31, 1993, the weighted average of interest rates was 8% per annum under the Override Agreement. See "Risk Factors--Indebtedness and Liquidity" and "Description of Certain Indebtedness."

                                 CAPITALIZATION

  The following table sets forth the historical consolidated capitalization of the Company at August 31, 1993 and the pro forma capitalization of the Company as of such date as adjusted to give effect to the sale of the Notes offered hereby and anticipated borrowings under the New Credit Facility and the application of the estimated net proceeds therefrom to repay the indebtedness outstanding under the Override Agreement. This table should be read in conjunction with "Selected Consolidated Financial Information," "Supplemental Financial Information" and the Consolidated Financial Statements of the Company and notes thereto which are incorporated herein by reference.

                                                          AUGUST 31, 1993
                                                         ---------------------
                                                         ACTUAL    AS ADJUSTED
                                                         ------    -----------
                                                            (DOLLARS IN
                                                             MILLIONS)
   Short-term debt...................................... $ 50.7(a)   $ 50.7(b)
                                                         ======      ======
   Long-term debt:(c)
     Override Agreement................................. $190.3      $  --
     Bridge Facility....................................    --          --
     New Credit Facility................................    --        100.3
     Industrial development bonds.......................   20.6(d)     20.6
     Notes offered hereby...............................    --        100.0
     Other debt, extending to 2007......................    1.1         1.1
                                                         ------      ------
       Total long-term debt.............................  212.0       222.0
                                                         ------      ------
   Shareholders' equity:
     Preferred shares ($1 par value; authorized--
      2,500,000; issued--none)..........................    --          --
     Common stock ($2.50 par value; authorized--
      75,000,000; issued--31,877,950)...................   79.7        79.7
     Additional paid-in capital.........................   74.0        74.0
     Retained earnings..................................  (42.4)      (46.4)(e)
     Unearned employee benefits.........................  (11.9)      (11.9)
                                                         ------      ------
       Total shareholders' equity.......................   99.4        95.4
                                                         ------      ------
       Total long-term debt and shareholders' equity.... $311.4      $317.4
                                                         ======      ======

- --------
  (a) Includes $50 million of borrowings under the Override Agreement.
  (b) Includes $50 million of borrowings under the New Credit Facility.
  (c) See "Description of Certain Indebtedness."
  (d) Includes $15.5 million of industrial development bonds supported by letters of credit which are a part of the Override Agreement.
  (e) Retained earnings declined due to the write-off of unamortized fees and payments associated with terminated credit facilities.

                                  THE COMPANY

  Established in 1872, Hartmarx is the largest manufacturer and marketer of men's tailored clothing in the United States. From this established position, the Company has diversified into the men's sportswear and women's career apparel and sportswear markets. In 1993, the Company's business units that primarily produce men's tailored clothing represented approximately 60% of the Company's sales.

  Substantially all of the Company's products are sold under established brand names or the private labels of major retailers. The Company owns two of the most recognized brands in men's tailored clothing: Hart Schaffner & Marx(R), which was introduced in 1887, and Hickey-Freeman(R), which dates from 1899. The Company also offers its products under other brands which it owns such as Sansabelt(R), Kuppenheimer(R), Racquet Club(R) and Barrie Pace(R) and under exclusive license agreements for specified product lines for Tommy Hilfiger(R), Jack Nicklaus(R), Bobby Jones(R), Austin Reed(R), Gieves & Hawkes(R), KM by Krizia(TM), MM by Krizia(TM), Henry Grethel(R), Karl Lagerfeld(R), Nino Cerruti(R), Pierre Cardin(R) and Fumagalli's(R). To broaden the international distribution of the apparel sold under its owned and licensed trademarks, the Company has entered into over 35 license or sublicense agreements for specified product lines with third parties to produce, market and distribute products in 14 countries outside the United States.

  The Company believes that the strong brand recognition enjoyed by its products at both the wholesale and retail level, the breadth of its product offerings in both price point and fashion direction and the established relationships it possesses across retail distribution channels are critical factors which differentiate the Company from its competitors. The Company's operating groups offer products covering the fashion spectrum (business professional, American contemporary and British, French and Italian inspired), marketed at different price points to appeal to a broad wholesale and retail customer base. Products range from a top-of-the-line Hickey-Freeman(R) suit expected to retail at $950 to an upper moderately priced ($525) Hart Schaffner & Marx(R) suit to a moderately priced ($265) Kuppenheimer(R) suit. This strategy is also employed in the three men's sportswear businesses. Recent product developments include the introduction of tailored clothing and prehemmed slacks under a license agreement with Tommy Hilfiger for Fall 1994, the introduction of casual, prehemmed slacks under the Company's own brand and the continued development and expansion of golf-inspired sportswear for the premium market under the Bobby Jones(R) brand and at moderate price points under the Jack Nicklaus(R) label.

  The Company's primary wholesale customer base consists of leading department and fine specialty stores such as Dillard Department Stores, Federated Department Stores, Macy's, May Department Stores, Neiman Marcus, Nordstrom and J.C. Penney. This distribution channel accounted for approximately 60% of sales in fiscal 1993. In order to take advantage of changing consumer trends, the Company has supplemented its traditional channel of distribution with value-oriented retailers, direct mail companies, mass merchandisers and its own factory-direct-to-consumer retail channel. The growing value-oriented channel, which includes outlet and off-price retailers, mass merchandisers and the Company's own factory-direct-to-consumer network, represents an increasingly important distribution channel for the Company. Other distribution channels include direct mail companies, golf pro shops and the Company's 28 factory outlet stores. The Company's top ten customers accounted for approximately 37% of net sales in fiscal 1993, and the Company's largest customer, Dillard Department Stores, represented approximately 12% of net sales. No other customer accounted for more than 7% of net sales in fiscal 1993. See "Risk Factors--Dependence on Certain Customers."

  As a vertically integrated manufacturer and marketer, the Company is responsible for the design, manufacturing and sourcing of its apparel. Substantially all of its men's tailored clothing is manufactured in its own factories, all of which are located in the United States. The Company utilizes domestic and foreign contract manufacturers to produce its remaining products, principally men's and women's sportswear, in accordance with Company specifications and production schedules. The Company believes that this combination of owned manufacturing and contract sourcing enables it to efficiently control the pricing, quality and delivery of its products and to effectively utilize the capital resources allocated to the manufacturing process. Increased manufacturing efficiencies and ongoing cost savings, coupled with new sourcing strategies, have enabled the Company to offer apparel with higher perceived value at similar or lower wholesale prices while maintaining its margins and high quality standards.

  The Company's business is organized around three primary operating groups:

    Men's Apparel Group. The Company's largest operating group, MAG designs and manufactures substantially all of the Company's men's tailored clothing (through its Hart Schaffner & Marx, Hickey-Freeman and Intercontinental Branded Apparel business units) and sportswear (through its Trans-Apparel Group, Biltwell and Bobby Jones business units) and markets these products on a wholesale basis.

    Kuppenheimer. Kuppenheimer is the Company's vertically integrated, factory-direct-to-consumer manufacturing and retail business. Kuppenheimer manufactures substantially all of its tailored clothing in Company-owned facilities and sells these products exclusively through Kuppenheimer operated stores.

    Women's Apparel Group. The Women's Apparel Group is comprised of Barrie Pace and IWA. Barrie Pace is a direct mail company that offers a wide range of apparel and accessories to the business and professional woman. IWA designs and sources women's career apparel and sportswear for department and specialty stores under owned and licensed brand names.

  The Company is a Delaware corporation with its principal executive offices located at 101 North Wacker Drive, Chicago, Illinois 60606, and its telephone number is (312) 372-6300.

OPERATIONAL AND FINANCIAL RESTRUCTURING

  In 1992, the Company implemented the Restructuring to refocus its business operations around its profitable core wholesale men's apparel franchise and to restructure its balance sheet. The operational aspects of the Restructuring included the sale of the Company's principal retail unit, the downsizing of other retail and manufacturing operations and the sale or closing of non-strategic manufacturing businesses. As part of the Restructuring, the Company also consummated a financial restructuring under which commitments under its borrowing facilities were increased to cover seasonal borrowing requirements and its borrowing facilities were consolidated and extended in maturity and shares of its common stock and a warrant to purchase its common stock were sold in a private placement for $30 million.

  A major component of the Restructuring was the sale of the Company's principal retail unit, HSSI, on September 18, 1992. At the time of the sale, HSSI operated approximately 180 specialty retail stores. Approximately one-half of the HSSI stores were closed soon after the sale. The Company's fiscal 1993 sales to HSSI were $37 million compared to fiscal 1992 sales of $67 million. See "Risk Factors--Uncertainties Regarding HSSI."

  The Company entered the specialty retail business in 1926 with the acquisition of Wallachs and subsequently acquired a number of independent retail businesses. By the late 1980s, the Company operated approximately 500 retail stores primarily selling men's tailored clothing and sportswear. At the time, the Company believed that the operation of its own retail stores would broaden the retail distribution channels available to it for its manufactured goods in addition to ensuring the existence of appropriate retail outlets for its products in key markets which did not possess other adequate distribution for men's tailored clothing. Throughout the 1980s, the Company increased its commitment to apparel retailing. In 1981, the Company acquired Country Miss, which manufactured and marketed women's sportswear both through major specialty and department stores and through its owned Old Mill Stores. This acquisition was followed by the 1982 purchase of Kuppenheimer and the 1985 launch of Barrie Pace. In 1990, approximately 55% of the Company's consolidated sales were contributed by its retail operations.

  In spite of the significant capital investment made to support additional retail stores and related modernization programs, the Company experienced a substantial decline in the earnings of its retail operations, principally HSSI and Country Miss, between 1986 and 1992. In 1990, the Company implemented a restructuring principally targeted at HSSI, which included the closing of under-performing retail stores, the liquidation of excess retail inventories and the realignment of sales and merchandising functions. The Company's financial statements for fiscal 1990 include restructuring charges of $77.6 million. This was followed, in 1991, by the decision to combine the administrative functions of HSSI and Kuppenheimer. While significant cost reductions were achieved through these 1990 and 1991 actions, comparable store sales continued to decline at HSSI, Country Miss and, to a lesser extent, Kuppenheimer. These sales declines resulted in increased operating losses and negative cash flow, raising overall consolidated borrowings and interest expense.

  Primarily as a result of the operating and financial performance of its retail businesses, the Company implemented the Restructuring in 1992. The Company's financial statements for fiscal 1992 include restructuring charges of $191 million (see Note (d) to "Selected Consolidated Financial Information"). In addition to the sale of HSSI, the Restructuring included the liquidation of Country Miss' 80 retail stores and the three production facilities supporting those operations, the closing of certain Kuppenheimer stores not achieving minimum profitability requirements and the reduction of production capacity which was no longer required to support the reduced retail operations. The Company also sold or closed non-strategic manufacturing businesses which produced men's outerwear and military uniforms and, in 1993, completed the sale of Fashionaire Apparel, a wholly-owned subsidiary that manufactured uniforms for commercial use. The total fiscal 1992 sales of all businesses and operations sold or discontinued in conjunction with the Restructuring was approximately $344 million.

  In conjunction with the Restructuring, in December 1992, the Company consolidated and extended its borrowing facilities pursuant to which, among other things, (i) the maturity of $307 million of the Company's outstanding indebtedness was consolidated and extended until December 30, 1995 pursuant to the terms of the Override Agreement, (ii) an additional seasonal borrowing availability of $35 million was obtained pursuant to the Bridge Facility and
(iii) certain restrictive covenants with respect to the Company's indebtedness were added and existing covenants were adjusted to reflect the pro forma condition of the Company following the commencement of such Restructuring. In addition, the Company raised $30 million through the sale of shares of its common stock and a warrant to purchase its common stock in a private placement to Traco. The Company anticipates that the proceeds of the Offering contemplated hereby and borrowings under the New Credit Facility will be used to repay its borrowings under the Override Agreement. Concurrently with such repayment, the Company intends to cancel the Bridge Facility and the Override Agreement. See "Description of Certain Indebtedness."

COMPANY STRATEGY

  As a result of the Restructuring, the Company is now focused on those businesses that have made it an industry leader for most of this century. The key elements of the Company's strategy are:

  . To build on its success as an apparel manufacturer and marketer by providing branded products to retailers and consumers principally on a wholesale basis while developing other brands to fill market voids and repositioning and growing established brands.

  . To provide a dynamic mix of apparel products through a broad merchandising strategy that will include men's tailored clothing, men's sportswear, women's career apparel and women's sportswear.

  . To serve a broad range of retail channels, including fine specialty and leading department stores, factory-direct-to-consumer stores, value-oriented retailers, mass merchants and direct mail catalogs.

  . To be a leader in technological marketing by providing unparalleled service to its customers through such programs as "Quick Response" and "Electronic Data Interchange." See "--Management Information Systems" for a more detailed description of these programs.

  . To expand its presence in the international marketplace by continuing its international licensing efforts while merchandising, marketing and producing branded apparel in markets beyond its borders and marketing its branded products, concepts and expertise through joint ventures, acquisitions and selling agencies.

PRODUCTS

  The Company's merchandising strategy is to market a wide selection of men's tailored clothing and sportswear and women's career apparel and sportswear across a variety of fashion directions, price points and distribution channels. In 1993, the Company's business units that primarily manufacture men's tailored clothing represented approximately 60% of the Company's sales, while those business units that primarily manufacture men's sportswear and slacks represented approximately 32%. Men's tailored clothing and sportswear are manufactured and marketed by the Company's MAG and Kuppenheimer operating groups. Womens apparel is principally marketed by the Company's Women's Apparel Group.

  The Company's product line organization and list of major owned and licensed brand names is set forth below:




OPERATING    MEN'S APPAREL GROUP
 GROUPS                                       KUPPENHEIMER     WOMEN'S APPAREL
                                                                    GROUP






PRODUCT
 GROUPS




       MEN'S TAILORED      MEN'S SLACKS /
          CLOTHING           SPORTSWEAR          MEN'S        WOMEN'S CAREER /
                                                TAILORED         SPORTSWEAR
                                                CLOTHING



BUSINESS
 UNITS









     HART SCHAFFNER & MARX  TRANS-APPAREL GROUP                BARRIE PACE
PRINCIPAL
 BRANDS                                       KUPPENHEIMER
     HICKEY-FREEMAN         BILTWELL                           INTERNATIONAL
     INTERCONTINENTAL BRANDED APPAREL                          WOMEN'S APPAREL
                            BOBBY JONES











     OWNED                  OWNED             OWNED            OWNED
      HART SCHAFFNER & MARX(R)
                             SANSABELT(R)

                                               KUPPENHEIMER(R)  BARRIE PACE(R)
      HICKEY-FREEMAN(R)                        STERLING & HUNT(R)
                            LICENSED                            SUBURBANS(R)
      RACQUET CLUB(R)                          BRIAR LTD.(R)    ESCADRILLE(TM)

                             JACK NICKLAUS(R)
      CONFEZIONI RISERVA(R)  TOMMY HILFIGER(R) BIELLA INTERNATIONAL
                                                               LICENSED

                             BOBBY JONES(R)     COLLECTION(TM)  AUSTIN REED(R)
     LICENSED                J.G. HOOK(R)                       MM BY
                                                               KRIZIA(TM)

      JACK NICKLAUS(R)       HENRY GRETHEL(R)

      TOMMY HILFIGER(R)      KM BY KRIZIA(TM)


      AUSTIN REED(R)
  The following table sets forth the percentage of sales of the Company's business units that primarily manufacture the product groups listed below for fiscal 1992, as adjusted, and fiscal 1993:
      GIEVES & HAWKES(R)
      NINO CERRUTI(R)
      PIERRE CARDIN(R)

      FUMAGALLI'S(R)

                                                                     YEAR ENDED
                                                                    NOVEMBER 30,
                                                                    ------------
                                                                    1992(A) 1993
                                                                    ------- ----
         Men's Tailored Clothing...................................   62%    60%
         Men's Slacks/Sportswear...................................   33%    32%
         Women's Career Apparel/Sportswear.........................    5%     8%
                                                                     ----   ----
             Total.................................................  100%   100%

      KM BY KRIZIA(TM)
      KARL LAGERFELD(R)
      JOHNNY CARSON(R)
      ALLYN ST. GEORGE(R)

            -------
            (a) Percentages presented are adjusted as described
                under "Supplemental Financial Information."

MEN'S TAILORED CLOTHING

  The Company is recognized as the market leader in the men's tailored clothing industry with a market share believed by management to be approximately 25% of the estimated $1.5 billion over-$300 retail men's suit market. The Company's established, well-known brands such as Hart Schaffner & Marx(R) and Hickey-Freeman(R) are complemented by strong international labels such as Pierre Cardin(R), Nino Cerruti(R), KM by Krizia(TM), Austin Reed(R) and Karl Lagerfeld(R).

  The Company's strategy is to be a broad-based resource for men's tailored clothing by offering a wide variety of fashion silhouettes across a range of price points. The Company's tailored clothing businesses offer products covering the fashion spectrum (business professional, American contemporary and British, French and Italian inspired), marketed at different price points to appeal to a broad wholesale and retail customer base.

  Increased manufacturing efficiencies and ongoing cost savings, coupled with new sourcing strategies, have enabled the Company to offer apparel with greater perceived value at similar or lower wholesale prices while maintaining its margins and high quality standards. For example, in 1992 the Company introduced major collections of all-worsted suits by Hart Schaffner & Marx(R) and Austin Reed(R) which were anticipated to retail at new, lower price points of $495 and $395, respectively. Effective for the Fall 1994 selling season, the Tommy Hilfiger(R) label has been added to this price range. At a slightly lower price point, the Company's Nino Cerruti(R), Pierre Cardin(R) and Confezioni Riserva(R) brands continue to be prominent in the over-$300 expected retail price category. In the popular-priced market, the Company offers tailored clothing through its Kuppenheimer stores at suit prices that range from $150 to $285. At the upper end of the men's tailored clothing market, the Company's Hickey-Freeman(R), Gieves & Hawkes(R), Karl Lagerfeld(R) and Cerruti 1881(R) brands give the Company a strong market position in the $800 and higher category, demonstrating these prestigious brands' ability to compete with European imports.

  The following table sets forth by general range of expected retail price point, the fashion segment and brands for the Company's suits:

                                                            EXPECTED RETAIL PRICES
                       -------------------------------------------------------------------------------------------------
                             UPPER             UPPER MODERATE          MODERATE                    POPULAR
   FASHION SEGMENT         OVER $675             $450-$675             $325-$425                 UNDER $325
- ---------------------  ------------------ ------------------------ ----------------- -----------------------------------
BUSINESS PROFESSIONAL  Hickey-Freeman(R)  Hart Schaffner & Marx(R)                   Allyn St. George(R)
                                                                                     Sterling & Hunt(R)
                                                                                     Kuppenheimer(R)
AMERICAN CONTEMPORARY  Hickey-Freeman(R)                           Tommy Hilfiger(R) J.G. Hook(R)
                                                                                     Henry Grethel(R)
                                                                                     Johnny Carson(R)
                                                                                     Briar Ltd.(R)
ITALIAN FASHION        Cerruti 1881(R)    KM by Krizia(TM)         Nino Cerruti(R)   Confezioni Riserva(R)
                                                                   Fumagalli's(R)    Biella International Collection(TM)
BRITISH FASHION        Gieves & Hawkes(R)                          Austin Reed(R)
                                                                   Racquet Club(R)
FRENCH FASHION         Karl Lagerfeld(R)  KL by Karl Lagerfeld(R)  Pierre Cardin(R)

  Hart Schaffner & Marx. The Company's largest business unit, HSM, designs, manufactures and markets tailored clothing under the Hart Schaffner & Marx(R), Austin Reed(R), KM by Krizia(TM) and Fumagalli's(R) brands. The Hart Schaffner & Marx(R) brand, which is owned by the Company and was introduced in 1887, is one of the best-known men's tailored clothing brands in the United States. HSM's primary customer base consists of fine specialty and leading department stores. HSM recently entered into a license to manufacture and market a line of men's tailored clothing under the Tommy Hilfiger(R) brand name and expects to deliver its first products for Fall 1994. Tommy Hilfiger is a well-known American designer of men's clothing. Substantially all of the products marketed by this operating unit are manufactured in Company-owned facilities.

  HSM sponsors Hart Schaffner & Marx University, which is offered to employees of all retail customers on a year-round basis. Established in 1990, the University is the apparel industry's first permanent educational facility designed to enhance the professionalism of today's retail community. A full-time staff with broad retail apparel industry experience conducts a number of courses in product presentation methods, tailoring and management skills. To date, the University has served over 2,500 employees from more than 250 department and specialty stores.

  Hickey-Freeman. Hickey-Freeman manufactures and sells premium-quality men's tailored clothing in both classic American and various European styles under the Hickey-Freeman(R), Gieves & Hawkes(R), Karl Lagerfeld(R) and Cerruti 1881(R) brands. The Hickey-Freeman(R) brand, which is owned by the Company and was introduced in 1899, is one of the most established and best-known labels in this segment of men's tailored clothing. Custom-made suits constitute an important component of Hickey-Freeman's business and represented approximately 16% of the business unit's sales for fiscal 1993. Hickey-Freeman's primary customer base consists of fine specialty stores such as Nordstrom, Neiman Marcus and Saks Fifth Avenue. Its products are expected to retail at higher prices than the Company's other apparel lines. All Hickey-Freeman garments are manufactured in Company-owned facilities.

  Intercontinental Branded Apparel. Intercontinental Branded Apparel ("IBA") manufactures men's tailored clothing at moderate price points for department store and value-oriented retail distribution. It sells both branded and private-label products in both the updated traditional and fashion contemporary markets. Branded products represent approximately 60% of IBA's sales under the following principal names: Pierre Cardin(R), Nino Cerruti(R), Allyn St. George(R), Confezioni Riserva(R), Racquet Club(R) and Johnny Carson(R). Substantially all of IBA's products are manufactured by the Company.

  Kuppenheimer. Kuppenheimer is a factory-direct-to-consumer manufacturer of popularly priced men's tailored clothing sold exclusively through its own retail stores. In these stores, Kuppenheimer also offers a selection of men's furnishings and sportswear purchased from other manufacturers. The retail price of Kuppenheimer suits ranges between $150 and $285. Currently, all of the men's tailored clothing sold by Kuppenheimer is manufactured by the Company.

  In 1993, the Company began implementing a strategic and business restructuring of Kuppenheimer. This included the closing of certain stores not achieving minimum profitability criteria, the repositioning of its merchandising strategy to emphasize value-oriented branded products and the refocusing of its merchandising around three distinct fashion silhouettes and brands. Kuppenheimer's strategy is to increase its market share of the highly fragmented, moderately priced tailored clothing market by offering high quality, popularly priced garments in a specialty store environment. Kuppenheimer intends to achieve this strategy through further improvements in manufacturing efficiencies, enhanced national advertising and the continued development of its three brands introduced in Fall 1993: Sterling & Hunt(R) (classic styling), Briar Ltd.(R) (contemporary, traditional styling) and Biella International Collection(TM) (European styling).

  By the end of 1994, it is anticipated that Kuppenheimer's store base will be fewer than 100, a reduction of over 60 since the beginning of 1992. As a result of the reduction in retail outlets, Kuppenheimer has also reduced its production capacity, closing one of its manufacturing facilities in 1992 with a second factory being transferred to another Company business unit that required additional capacity.

MEN'S SLACKS AND SPORTSWEAR

  From its established leadership position in men's tailored clothing, the Company has developed a strong presence in men's slacks, while also diversifying into the men's sportswear market. In 1993, the Company's business units that primarily produce men's slacks and men's sportswear represented approximately 32% of the Company's sales. Three of the Company's business units are devoted to the slacks and men's sportswear business: Trans-Apparel Group, which manufactures slacks and sources and distributes sportswear such as Jack Nicklaus(R); Biltwell Clothing Company, the Company's opening price point slacks business; and Bobby Jones, which sources and distributes premier golf-inspired sportswear.

  Trans-Apparel Group. Through Trans-Apparel Group ("TAG"), the Company has developed a presence in men's sportswear. This business unit manufactures, sources and distributes slacks, shirts and sweaters across a variety of price points and distribution channels. Approximately 50% of TAG's sales are branded slacks sold under the Sansabelt(R) label or traditional waistband slacks sold under the Racquet Club(R) and KM by Krizia(TM) brands. These branded slacks are expected to sell at retail prices between $50 and $140 and are sold to better specialty and department stores. In 1992, the Company introduced its first line of casual, prehemmed slacks to compete in this growing market. These slacks are expected to retail for $30-$40 and are positioned in the sportswear departments of department stores. In July 1994, TAG will begin to deliver tailored slacks under the Tommy Hilfiger(R) brand. These slacks will sell in better specialty and department stores at retail prices expected to be between $50 and $75. Substantially all of TAG's slacks are manufactured in Company-owned facilities.

  The balance of TAG's product offerings consists primarily of knit or woven shirts and sweaters sold under brand names such as KM by Krizia(TM), Henry Grethel(R) and Jack Nicklaus(R). KM by Krizia(TM), introduced by the Company in 1992, represents an entry into the moderately priced, contemporary sportswear marketplace and offers an opportunity for marketing Italian designed slacks. Jack Nicklaus(R) continues to grow rapidly through pro shop distribution. TAG's sportswear products are generally expected to be in the $40-to-$75 retail price range and are sourced from contract manufacturers.

  TAG's products are sold to specialty, department and chain stores and value-oriented retailers. Jack Nicklaus(R) apparel is distributed through golf pro shops. The Company has expanded the distribution of the Jack Nicklaus(R) brand to over 16 countries around the world. Approximately 14% of TAG's fiscal 1993 sales are through its 17 Sansabelt and 12 factory outlet stores.

  Biltwell Clothing Company. Biltwell's principal product line consists of the Company's opening price point men's slacks which are sold under brand names such as John Alexander(R), J.G. Hook(R) and Henry Grethel(R), as well as private labels developed by the Company's customers. Branded products represent approximately 50% of Biltwell's total sales. The Company's strategy for Biltwell is to expand further its branded business in the opening price point slacks market. Biltwell also manufactures men's suits, sportcoats and womenswear to complement its slacks offerings. Products are sold through a wide range of distribution channels, including department, value and specialty stores, as well as direct mail catalogs.

  Bobby Jones. The Company competes in the growing golf-inspired sportswear market with its Bobby Jones(R) apparel. This business unit delivered its first product line in 1990. The Bobby Jones(R) product line consists primarily of knit shirts and sweaters, along with coordinating slacks produced by Hickey-Freeman, as well as contract manufacturers. The primary customer base for Bobby Jones includes fine specialty and leading department stores, the golf shops of prestigious golf clubs and resort shops. Bobby Jones(R) products are sourced from third parties, with a large percentage produced in Italy.

WOMEN'S CAREER APPAREL AND SPORTSWEAR

  The Company's current women's apparel business consists of Barrie Pace, a direct mail company that offers a wide range of apparel and accessories to the business and professional woman, and IWA, which designs and sources women's career apparel and sportswear under the Austin Reed(R), Suburbans(R), MM by Krizia(TM) and Escadrille(TM) labels.

  Barrie Pace Ltd. Barrie Pace, which was launched by the Company in 1985, is the mainstay of its women's apparel business. Targeting the upscale business and professional woman, Barrie Pace features classic career apparel and accessories marketed under the Austin Reed(R) label as well as a variety of other well-known brands. Barrie Pace provides the Company with the opportunity to utlilize its tailored clothing expertise to expand into career apparel for women and to benefit from the growth of the direct mail distribution channel. Barrie Pace distributes over six million catalogs annually and possesses a list of 150,000 active customers. It received a Silver Award in 1993 from the American Catalog Awards in the category of Apparel over $100. The Company intends to expand Barrie Pace through increased catalog circulation and by broadening its merchandise mix to include women's sportswear and more informal career apparel.

  International Women's Apparel. IWA designs, sources, markets and distributes womenswear to department and specialty stores under the Austin Reed(R), Suburbans(R), MM by Krizia(TM) and Escadrille(TM) labels. Each of these product lines offers jackets, pants, skirts, blouses and sweaters, at a broad range of retail prices. Substantially all of IWA's products are sourced from contract manufacturers in the United States and throughout the world. The primary exception is the Austin Reed(R) line of tailored jackets, which is manufactured in a Company-owned facility. The Company is reviewing the profitability prospects and strategic direction of, and options with respect to, IWA, and may in the future decide to discontinue IWA's product lines or change its distribution channels. Any such actions, if taken, may have an adverse effect on the Company's results of operations. For additional information regarding IWA, see "Risk Factors--Recent Operating Losses."

DESIGN, MANUFACTURING AND SOURCING

  As a vertically integrated manufacturer and marketer, the Company is responsible for all aspects of the design, manufacturing and sourcing of its apparel. Over 80% of the Company's fiscal 1993 sales, including substantially all of its men's tailored clothing, are derived from products manufactured in its own production facilities, all of which are located in the United States. The Company utilizes domestic and foreign contract manufacturers to produce its remaining products, principally men's and women's sportswear, in accordance with Company specifications and production schedules. The Company believes that this combination of owned manufacturing and contract sourcing enables it to efficiently control the pricing, quality and delivery of its products and to effectively utilize the capital resources allocated to the manufacturing process.

  The Company is implementing programs to streamline its manufacturing facilities and make them more cost effective. These programs include a reduction in the number of Company-operated manufacturing facilities, the shift of production to lower-cost facilities, an increase in the utilization of foreign contract manufacturers and the adoption of a variety of productivity enhancement measures. Increased manufacturing efficiencies and ongoing cost savings, coupled with new sourcing strategies, have enabled the Company to maintain or reduce the wholesale prices of its garments while maintaining its margins and high quality standards.

  The design and manufacturing of each of the Company's product lines is managed by a dedicated design team working closely with their sales and production counterparts to determine the apparel styles and manufacturing plans for a given season. These plans are based upon a variety of criteria including an evaluation of prior years' experiences, current design trends, economic conditions and management estimates of a product's future performance. The average cycle time for men's apparel, from fabric selection to the production and shipment of finished goods, ranges from 18 to 24 months.

  The design process for a particular season typically begins with the development of a color palette and the selection of fabrics for the Company's various product lines. This is followed by silhouette and product model development and the production of sample prototypes. Throughout the process, the design teams are guided by their interpretation of the latest fashion trends and changes in consumer demand. Once completed, the Company's product designs are reviewed internally (and, in certain cases, by licensors) to evaluate their market appeal.

  After product models are approved for production, cutting patterns, which are used to cut the fabric, are made. Once completed, these patterns are electronically transferred to automatic cutting machines via computer tapes or discs. Computer-aided design ("CAD") systems are utilized extensively throughout the new product design and manufacturing process. When coupled with the Company's computerized automatic cutting machines, this CAD technology helps systematize production and maximize fabric utilization in the manufacturing process.

  Most of the Company's tailored products are manufactured in three stages. First, the fabric is generally treated through a "sponging" process prior to cutting, which reduces the likelihood of fabric shrinkage subsequent to manufacturing. Second, the fabric is cut into pieces. These pieces are then sewn together and finished. As is customary for the industry, this production process is frequently performed in separate facilities to maximize labor productivity, with the result being that a particular garment produced by the Company may be assembled at two or, in some cases, three locations.

  Men's sportswear and women's career apparel and sportswear are manufactured under a variety of arrangements with unaffiliated contractors located in the United States, Asia, Mexico, Central America or Europe. The Company either supplies fabric to contractors or directs the contractor to purchase raw materials according to Company specifications. These contractors are monitored by Company personnel or agents to help ensure that the Company's product quality standards are satisfied.

RAW MATERIALS

  Raw materials, which include fabric, linings, thread, buttons and labels, are obtained from domestic and foreign sources based on quality, pricing, fashion trends and availability. The Company's principal raw material is fabric, including woolens, polyester and blends of wool and polyester. The Company procures and purchases its raw materials directly for its owned manufacturing facilities and may also procure and retain ownership of fabric relating to garments cut and assembled by contract manufacturers. In other circumstances, fabric is procured by the contract manufacturer directly but in accordance with the Company's specifications. For certain of its product offerings, the Company and selected fabric suppliers jointly develop fabric for the Company's exclusive use. Approximately 25% of the raw materials purchased by the Company is imported from foreign mills. A substantial portion of these purchases is denominated in United States dollars. Purchases from Burlington, the Company's largest fabric supplier, accounted for 48% of the Company's total fabric requirements in fiscal 1993. See "Risk Factors--Dependence on Burlington Industries" for a discussion of the Company's purchases of fabric from Burlington. No other supplier accounts for over 6% of the Company's total raw material requirements. As is customary in its industry, the Company has no long-term contracts with its suppliers. The Company believes that a variety of alternative sources of supply is available to satisfy its raw material requirements.

SEASONALITY AND BACKLOG

  The men's tailored clothing business has two principal selling seasons, spring and fall. Additional lines for the summer and holiday seasons are marketed in men's and women's sportswear. Men's tailored clothing, especially at higher price points, generally tends to be less sensitive to frequent shifts in fashion trends, economic conditions and weather, as compared to men's sportswear or women's career apparel and sportswear. While there is typically little seasonality to the Company's sales on a quarterly basis, seasonality can be affected by a variety of factors, including the mix of advance and fill-in orders, the distribution of sales across retail trade channels and overall product mix between traditional and fashion merchandise.

  The Company generally receives orders from its wholesale customers approximately five to seven months prior to shipment. Some of the Company's operating groups also routinely maintain in-stock positions of selected inventory in order to fulfill customer orders on a quick response basis. A summary of the order and delivery cycle for the Company's two primary selling seasons is illustrated below:

   MERCHANDISE SEASON   ADVANCE ORDER PERIOD                  DELIVERY PERIOD
   ------------------   -------------------- --------------------------------------------------
          Fall           December to March      June to October (primarily July and August)
         Spring          June to September   December to March (primarily January and February)

  The Company's borrowing needs are typically lowest in July and January. Financing requirements begin to rise as inventory levels increase in anticipation of the spring and fall advance order shipping periods. Borrowings reach their highest levels in April and October, just prior to the collection of receivables from men's tailored clothing advance order shipments. Sales and receivables are recorded when inventory is shipped, with payment terms generally 30 to 60 days from the date of shipment. With respect to the tailored clothing advance order shipments, customary industry trade terms are 60 days from the seasonal billing dates of February 15 and August 15.

COMPETITION

  All of the markets in which the Company competes--men's tailored clothing, men's sportswear, women's sportswear and women's career apparel--are highly competitive. The Company believes that the strong brand recognition enjoyed by its products at both the wholesale and retail level, the breadth of its product offerings in both price point and fashion direction and the established relationships it possesses across retail distribution channels are critical factors which differentiate the Company from its competitors. In addition, the Company believes that its vertically integrated manufacturing structure allows it to offer high quality products at competitive prices.

  The Company believes that it is the largest domestic manufacturer and marketer of men's tailored clothing as well as men's slacks with expected retail prices over $50. It competes in these and the other segments of its business primarily on the basis of its brand names, fashion offerings, quality, service and price. The Company believes that its competitive position depends upon its ability to respond effectively to changing consumer demands while continuing to provide apparel recognized for its consistent styling, quality and competitive prices.

  Although imports have been a significant factor in the men's tailored clothing industry in recent years, they have generally been offered at either the lowest or the highest retail price points. The Company believes that a variety of factors, including the long lead times required for international shipping and lack of appropriate quality control among foreign manufacturers (other than certain European manufacturers) have made it impractical for many foreign manufacturers to import men's tailored clothing products that are competitive with the Company's products on a price, quality and service basis. Imports of men's tailored clothing are also subject to quotas and import duties. The duty on imports of men's and boys' tailored clothing currently varies depending upon the fabric used and may range as high as 22%. The recently concluded NAFTA provides for the gradual elimination of tariffs and quotas on men's tailored clothing meeting NAFTA's strict rules of origin. Currently, men's tailored clothing that is manufactured in Canada but does not meet these strict rules of origin may be imported into the United States at relatively low tariff levels subject to specified quotas; any products imported above these quota levels would be subject to existing tariff rates. In addition, the recently completed GATT reduces both duties and quotas for apparel as well as fabric. The net effect on the Company of reduced tariffs on its foreign competition and on its foreign-sourced finished apparel and fabric is uncertain at this time.

SALES AND MARKETING

  As a broad-based manufacturer and marketer of apparel, the Company has focused on the continued diversification of its wholesale customer base to coincide with changing consumer trends. To effect this strategy, the Company has supplemented its traditional channel of distribution--department and specialty stores--with value-oriented retailers, direct mail companies, mass merchandisers and its own factory-direct-to-consumer retail channel. The Company believes that its relationships with major retailers, including the active involvement of the Company's senior management in the selling process, are of critical importance to the maintenance of its leading market position.

  The Company's primary wholesale customer base consists of fine specialty and leading department stores such as Dillard Department Stores, Federated Department Stores, Macy's, May Department Stores, Neiman Marcus, Nordstrom and J.C. Penney. This distribution channel accounted for approximately 60% of sales in fiscal 1993. The growing value-oriented channel, which includes outlet and off-price retailers, mass merchandisers and the Company's own factory-direct-to-consumer network, represents an increasingly important distribution channel for the Company. Other distribution channels include direct mail companies, golf pro shops and the Company's 28 factory outlet stores. The Company's top ten customers accounted for approximately 37% of net sales in fiscal 1993, and the Company's largest customer, Dillard Department Stores, represented approximately 12% of net sales. No other customer accounted for more than 7% of net sales in fiscal 1993.

MANAGEMENT INFORMATION SYSTEMS

  The Company believes that advanced information processing is essential in order to maintain its competitive position and, as a result, has invested in computer hardware systems, applications and networks to enhance and speed the apparel design process and to support the manufacturing, sale and distribution of its products to its customers. CAD systems are utilized throughout the new product design and manufacturing process. When coupled with the Company's computerized automatic cutting machines, this CAD technology helps systematize production and maximize fabric utilization in the manufacturing process. The Company provides a variety of information processing services, including quick response and electronic data interchange ("EDI"), to substantially all of its major customers, enabling the replenishment of inventory for selected product styles within 24 to 48 hours after an order is placed electronically. EDI applications include invoicing, purchase order creation and transmission, inventory advice, shipping notices, point-of-sale feedback data on retail transactions and electronic mail.

EMPLOYEES

  As of November 30, 1993, the Company had approximately 11,200 employees. A substantial percentage of nonsupervisory employees engaged in manufacturing and distribution participate in collective bargaining agreements with the Amalgamated Clothing and Textile Workers Union in effect through August 1994 and April 1995. The Company considers its employee relations to be satisfactory.

TRADEMARKS AND LICENSING AGREEMENTS

  The Company regards the trademarks it utilizes as valuable strategic assets which serve to differentiate its products in both the wholesale and retail marketplace. Approximately two-thirds of the Company's sales are of garments sold under trademarks which it owns, while approximately one-third of its sales are of products designed, manufactured and marketed by the Company under licensing agreements it has with others and on a private label basis.

  The Company utilizes 14 principal owned trademarks, including several which it believes are among the oldest and most recognized brand names in tailored clothing. Its Hart Schaffner and Marx(R) and Hickey-Freeman(R) trademarks were introduced in 1887 and 1899, respectively. Other principal trademarks owned by the Company include: Sansabelt(R), Kuppenheimer(R), Racquet Club(R) and Barrie Pace(R). From time to time, the Company develops new trademarks to support the introduction of new product lines. All of the Company's owned trademarks have been registered for use in the United States and various countries throughout the world. The Company vigorously protects its principal trademarks against infringement.

  In addition to the use of its owned trademarks, the Company operates under license agreements to manufacture and/or distribute certain men's and women's apparel. The Company believes that access to these trademarks provides it with an important strategic advantage, enabling the Company to broaden its product offering through the use of developed, well-recognized brand franchises. These licenses generally extend for a term of three to five years, with renewal options based upon achievement of specific sales levels. The agreements further provide for royalty payments based on a percentage of sales, minimum royalties and advertising minimums. The Company influences all aspects of design, merchandising, distribution, advertising and promotion of these licensed products with varying degrees of participation by the licensor. The Company also serves as a licensing agent for several of its principle licensors, including Jack Nicklaus, Nino Cerruti and Pierre Cardin. Most of the Company's material licensing agreements have been in place for over five years, and the Company believes its relationship with its principal licensors to be excellent. The Company does not believe that the termination of any single licensing agreement would have a material adverse effect on the business of the Company taken as a whole.

  To broaden the international distribution of the apparel sold under its owned and licensed trademarks, the Company has entered into over 35 license or sublicense agreements for specified product lines with third party licensees to produce, market and distribute products in 14 countries outside the United States. These agreements allow the Company to utilize the local market expertise of its licensees and to enter new geographic territories with minimal capital requirements.

  Set forth below is a summary overview of the Company's licensing agreements under which the Company is the licensee:

                                                                GEOGRAPHIC          DATE
                                             PRINCIPAL        AREA AVAILABLE      LICENSE
     LICENSOR/BRAND NAME                     PRODUCTS         UNDER LICENSE        BEGAN
   ------------------------------------  ----------------- -------------------- ------------
   The All England Lawn Tennis Club      Men's clothing    U.S.A., Mexico       3/7/88
    Limited
    Wimbledon(R)
   Allyn St. George International, Inc.  Men's suits and   U.S.A.               12/1/82
    Allyn St. George(R)                  sportcoats
   Asian and Western Classics            Men's clothing    U.S.A., Canada,      12/20/90
    Karl Lagerfeld(R)                                      Mexico
    KL by Karl Lagerfeld(R)
   Austin Reed Limited                   Men's furnishings U.S.A., Puerto Rico, 1/1/87
    Austin Reed(R)                                         Panama, Guam
                                         Men's sportswear  U.S.A., Puerto Rico, 12/31/86
                                                           Panama, Guam
                                         Men's clothing    U.S.A., Puerto       8/1/72
                                                           Rico, Panama,        8/16/67
                                                           Guam and, through    (predecessor
                                                           sublicense, Canada   agreement)
                                         Women's clothing  U.S.A., Puerto Rico, 1/1/81
                                                           Panama, Guam
   Cerruti 1881 Paris S.A.
    CRR Nino Cerruti Paris(R)            Men's clothing    U.S.A.               10/10/84
    CRR Nino Cerruti(R)                  Men's clothing    Mexico               10/1/91
                                                                                10/1/88
                                                                                (predecessor
                                                                                agreement)

                                                                  GEOGRAPHIC        DATE
                                             PRINCIPAL          AREA AVAILABLE    LICENSE
     LICENSOR/BRAND NAME                     PRODUCTS            UNDER LICENSE     BEGAN
   ---------------------------------  ----------------------- ------------------- --------
   The Downtown Athletic Club         Men's clothing          U.S.A., Canada,     9/1/93
    of New York City, Inc.                                    Mexico
    The Heisman Trophy Collection(R)
   Gieves & Hawkes International      Men's tailored clothing U.S.A. except,      6/1/88
    Limited                                                   Alaska, Hawaii
    Gieves & Hawkes(R)
   Golden Bear Enterprises, Inc.      Men's clothing          U.S.A., Mexico,     3/29/83
    Jack Nicklaus(R)                                          Puerto Rico
                                      Men's and women's       U.S.A., Canada,     7/1/90
                                      golf apparel            Mexico
   Henry E. Grethel                   Men's clothing          No limitation       5/20/87
    Henry Grethel(R)
   J.G. Hook, Inc.                    Men's clothing          U.S.A.              5/1/89
    J.G. Hook(R)
   John W. Carson                     Men's apparel and       No limitation       9/4/86
    Johnny Carson(R)                  accessories
   Jonesheirs, Inc.                   Men's and women's       U.S.A. and numerous 6/1/88
    Bobby Jones(R)                    clothing                specified countries
   Krizia S.p.A.
    MM by Krizia(TM)                  Women's clothing        U.S.A., Canada,     9/5/91
                                                              Mexico
    KM by Krizia(TM)                  Men's clothing          U.S.A., Canada,     12/15/90
                                                              Mexico
   Luciano Franzoni                   Men's clothing          No limitation       10/16/89
    Luciano Franzoni(TM)
   Omni Sport b.v.                    Men's clothing          U.S.A., Canada,     7/1/92
    Fumagalli's(R)                                            Mexico
   Rough Rider Co.                    Men's clothing          U.S.A., military    3/1/78
    Rough Rider(TM)                                           exchanges worldwide
   S.A.R.L. de Gestion Pierre Cardin  Men's clothing          U.S.A., Colombia    9/1/72
    Pierre Cardin(R)
   Tommy Hilfiger Corporation         Men's tailored clothing U.S.A.              6/4/93
    Tommy Hilfiger(R)

PROPERTIES

  The Company's principal executive and administrative offices are located in approximately 45,000 square feet of leased space at 101 North Wacker Drive, Chicago, Illinois 60606. As of November 30, 1993, the Company operated 26 manufacturing and distribution facilities aggregating approximately 3.3 million square feet. The Company and its various operations occupy sales offices in New York City, Chicago, Dallas, Los Angeles and Atlanta totalling approximately 92,000 square feet, all of which is leased. Summary information for each of the Company's manufacturing and administrative locations is set forth below. The Company also operates 181 retail or outlet stores with an aggregate area of approximately 700,000 square feet. Three of such stores (comprising 27,000 square feet) are owned by the Company, and the remaining stores are leased.

  The Company believes that its properties are well maintained and its manufacturing equipment is in good operating condition and sufficient for current production.

                                                                APPROXIMATE
                                                                  SQUARE
    COMPANY            LOCATION                 USE               FOOTAGE   LEASED/OWNED
- ----------------  ------------------ -------------------------- ----------- ------------
Hartmarx          Chicago, IL        Administrative offices        45,000      Leased
 Corporation
Hart Schaffner    Chicago, IL        Coat sewing, matching        313,000      Owned
 & Marx           Chicago, IL        Administrative offices        67,000      Leased
                  Des Plaines, IL    Fabric storage, sponging,    361,000      Owned
                                      cutting, matching,
                                      warehousing, shipping
                  Cape Girardeau, MO Cutting, coat sewing         171,000      Owned
                  Winchester, KY     Coat sewing                   92,000      Owned
                  Chaffee, MO        Pant sewing, warehousing      78,000      Leased
                                      shipping
                  Rock Island, IL    Coat sewing                   43,000      Owned
                  Rochester, IN      Pant sewing                   37,000      Owned
Intercontinental  Buffalo, NY        Administrative offices,      280,000      Leased
 Branded                              fabric storage, sponging,
 Apparel                              cutting, matching,
                                      warehousing, shipping
                  Buffalo, NY        Coat sewing                  115,000      Owned
                  Whiteville, NC     Coat sewing                  105,000      Owned
                  Hialeah, FL        Coat sewing                   44,000      Leased
                  Dunkirk, NY        Pant sewing                   35,000      Owned
Trans-Apparel     Michigan City, IN  Administrative offices,      420,000      Owned
 Group                                fabric storage, cutting,
                                      warehousing, shipping
                  Anniston, AL       Pant sewing                   76,000      Leased
                  Elizabethtown, KY  Pant sewing                   54,000      Owned
                  East Chicago, IN   Pant sewing                   44,000      Leased
Biltwell          Farmington, MO     Fabric storage, cutting,      75,000      Leased
                                      pant sewing
                  Farmington, MO     Warehousing, shipping         65,000      Owned
                  St. Louis, MO      Administrative offices,       88,000      Leased
                                      coat sewing
                  Rector, AR         Pant sewing                   52,000      Owned
Hickey-Freeman    Rochester, NY      Administrative offices,      223,000      Owned
                                      fabric storage, sponging,
                                      cutting, sewing,
                                      warehousing and shipping
Kuppenheimer      Loganville, GA     Fabric storage, cutting,     179,000      Owned
                                      coat sewing, matching,
                                      warehousing and shipping
                  Norcross, GA       Administrative offices        59,000      Leased
                  Wellston, OH       Pant sewing                   34,000      Leased
International     Easton, PA         Administrative offices,      220,000      Owned
 Women's                              warehousing and shipping
 Apparel
Bobby Jones       Rochester, NY      Warehousing, shipping         51,000      Leased

LEGAL PROCEEDINGS

  In 1989, HSM and Christian Dior-New York, Inc. ("Dior") were adverse parties in various lawsuits filed in the Circuit Court of Cook County, Illinois, arising out of a Trademark License Agreement under which HSM manufactured and sold apparel products bearing Dior's trademark(s). These lawsuits were eventually settled and dismissed; however, the settlement agreement among the parties has been the subject of an unfavorable award against HSM in a subsequent arbitration proceeding and lawsuit which is currently being appealed. In addition, HSM has initiated a separate arbitration proceeding against Dior. It is the opinion of management that neither matter will have a material effect on the Company's business or financial condition.

  In September 1992, David Spillyards, represented to be the holder of approximately 1,800 shares of common stock of the Company, filed a class action complaint in the Circuit Court of Cook County, Illinois, against the Company, its directors and former director Harvey A. Weinberg. The complaint claimed that the Company's directors breached certain duties owed to the Company's shareholders and sought certification as a class action, the appointment of Mr. Spillyards' counsel as class counsel and related damages. The complaint, which also included a derivative action, alleged that the purpose of the sale of the Company's principal retail unit, HSSI, to HSSA, was to benefit Mr. Weinberg (who was also alleged to have been a director of the Company at the time of the announcement of the sale). The complaint was subsequently amended to include additional allegations pertaining to the ultimate sale of 5,714,286 shares of common stock of the Company and a three-year warrant for 1,649,600 shares of common stock of the Company to Traco (the "Traco Agreement"). The complaint, as amended, was dismissed on November 30, 1992 and Mr. Spillyards was given permission by the Court to file another amended complaint, which was filed on December 28, 1992 (the "Second Amended Complaint"). The Second Amended Complaint, denominated as a class action and derivative complaint, again challenged certain aspects of the Traco Agreement and alleged that the Company made certain misleading representations in its July 17, 1991 prospectus. After the Company's motion to dismiss the Second Amended Complaint was granted on June 24, 1993, Mr. Spillyards filed a Third Amended Complaint (purportedly asserting new issues regarding the Traco Agreement), which was again dismissed on September 29, 1993. Mr. Spillyards filed a notice of appeal with the Illinois Appellate Court on October 29, 1993.

  On September 18, 1992, the Company sold the common stock of HSSI to HSSA, an affiliate of MLR, for a promissory note in the principal amount of $43 million due September 18, 1994 (the "HSSA Note"). Pursuant to a Stock Pledge Agreement (the "Pledge Agreement"), the HSSA Note was secured by a pledge of the common stock of HSSI, which also guaranteed the obligations of HSSA under the HSSA Note. The HSSA Note was subsequently adjusted to $35 million.

  Following the sale of HSSI to HSSA, HSSA breached certain of its obligations under the HSSA Note and ancillary agreements and, on November 23, 1993, the Company exercised its right under the Pledge Agreement to cause the transfer of the common stock of HSSI to its nominee, Caredon Realty, Inc. ("CRI"). CRI is a corporation which is 100% owned by a former employee of one of the Company's subsidiaries. CRI has delivered to the Company, among other things, its promissory note in the principal amount of $35 million (adjusted by any nonrefundable payments thereon), due September 18, 1994, for the HSSI stock (the "CRI Note"). The CRI Note is also secured by a pledge of the common stock of HSSI and is cancelable, at the Company's option, in the event that certain of the Company's lenders object to the Company's acceptance of the CRI Note. Upon any such cancellation of the CRI Note, the Company or its nominee has certain rights to acquire the HSSI common stock.

  On November 29, 1993, HSSA filed a complaint for declaratory and preliminary and permanent injunctive relief in the Circuit Court of Cook County, Illinois, against the Company, seeking an order declaring, among other things, that the Company improperly and wrongfully seized ownership of HSSI and that HSSA is and remains the owner of HSSI. HSSA's request for a Temporary Restraining Order in this regard was denied by the Court, but HSSA's request for declaratory and injunctive relief remains before the Court.

  On December 3, 1993, HSM and certain other subsidiaries of the Company filed a complaint against MLR in the Circuit Court of Cook County, Illinois, seeking damages aggregating approximately $10.5 million for goods sold to MLR for shipment to HSSI and other retailers to which MLR provides credit support. The amount of damages sought in this action has not been adjusted for a November 1993 payment of approximately $4.8 million believed to have been received in respect of goods shipped to HSSI, or for additional damages, if any, arising from the failure or inability of MLR to pay for approximately $10 million of additional goods ordered from various of the Company's subsidiaries for delivery during 1994. On January 12, 1994, the complaint was amended to add Clarence Permut, the sole stockholder of MLR, as an additional defendant.

  On December 21, 1993 HSSI and 25 affiliates commenced voluntary cases under Chapter 11 of the United States Bankruptcy Code. See "Risk Factors-- Uncertainties Regarding HSSI."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following summary of selected consolidated financial information of the Company for each of the five years ended November 30, 1992 was derived from the audited consolidated financial statements for the years then ended and should be read in conjunction with the detailed information and audited consolidated financial statements contained in the Company's 1992 10-K incorporated herein by reference. The data for the nine months ended August 31, 1993 and 1992 have been derived from the Company's unaudited consolidated financial statements for such periods contained in the August 10-Q which is incorporated herein by reference. Such data are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial information for such periods. The results of operations for any interim period are not necessarily indicative of results for any other periods or for the full year.

                                                                                                UNAUDITED
                                                                                               NINE MONTHS
                                     FISCAL YEAR ENDED NOVEMBER 30,                          ENDED AUGUST 31,
                          -------------------------------------------------------------     ----------------------
                             1988       1989       1990           1991          1992          1992          1993
                          ---------- ---------- ----------     ----------     ---------     ---------     --------
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales...............  $1,174,314 $1,296,993 $1,295,840     $1,215,310     1,053,949 (a) $ 842,389     $547,831
Finance charges,
 interest and other
 income.................      15,320     14,979     14,286         10,761         9,566         7,710        4,242
Cost of goods sold......     700,423    782,581    806,237        781,303       703,645       556,505      385,229
Selling, administrative
 and occupancy expenses.     414,851    473,198    492,147        467,470       374,785       319,785      152,488
Restructuring and retail
 consolidation charges..         --         --      77,600         13,500       190,800       190,800          --
Interest expense........      14,465     28,418     28,952         23,793        21,135        15,484       17,161
Earnings (loss) before
 taxes..................      59,895     27,775    (94,810)       (59,995)     (226,850)     (232,475)      (2,805)
Tax provision (benefit).      21,880     10,365    (33,265)       (21,630)       (6,605)       (6,605)         --
Net earnings (loss).....      38,015     17,410    (61,545)(b)    (38,365)(c)  (220,245)(d)  (225,870)      (2,805)
Net earnings (loss) per
 common share and
 equivalent.............        2.03        .89      (3.11)(b)      (1.74)(c)     (8.59)(d)     (8.84)        (.09)
Dividends per share.....       1.075      1.175        .90            .60           --            --           --
BALANCE SHEET DATA:
Total assets............  $  734,116 $  907,965 $  762,167     $  739,848     $ 511,959     $ 510,098     $425,680
Current assets..........     578,184    697,661    577,894        578,632       429,773       432,699      358,498
Accounts receivable.....     186,046    210,555    132,719        134,748       159,772       145,224      147,595
Inventories.............     378,457    473,999    409,599        404,995       216,751       234,883      181,295
Current liabilities.....     240,172    276,862    243,006        347,342       192,821       438,637      114,338
Long-term debt..........     135,470    270,969    226,623        105,498       248,713         6,880      211,972
Total debt..............     219,612    376,216    288,130        285,649       314,602       314,774      262,682
Shareholders' equity....     358,474    360,134    292,538        287,008        70,425        64,581       99,370
OTHER DATA:
EBITDA(e)...............  $   99,378 $   87,231 $  (30,639)    $   (2,393)    $(178,768)    $(194,335)    $ 25,484
Depreciation and
 amortization...........      25,018     31,038     35,219         33,809        26,947        22,656       11,128
Capital expenditures....      35,996     52,880     21,621         15,488         9,546         6,485        2,707
Ratio of earnings to
 fixed charges(f).......       2.75x      1.54x            (g)            (g)           (g)           (g)          (g)

- --------
(a) The historical data includes results of operations sold or discontinued pursuant to the Restructuring, as described elsewhere herein and in Management's Discussion and Analysis of Financial Condition and Results of Operations and in the 1992 Notes to Consolidated Financial Statements, which are incorporated herein by reference. See "Risk Factors--Operational and Financial Restructuring" and "Supplemental Financial Information."
(b) Includes a $51 million, or $2.59 per share, after-tax restructuring charge.
(c) Includes a $8.9 million, or $0.40 per share, after-tax charge to reflect the consolidation of the Company's retail operations.
(d) Includes a $191 million, or $7.44 per share, after-tax restructuring charge. See "Risk Factors--Operational and Financial Restructuring."

(e) EBITDA is defined as net income before extraordinary items, interest, taxes, depreciation and amortization and is presented because it is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity.
(f) For purposes of calculating the ratio of earnings to fixed charges, earnings represent earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, net, including amortization of discount and financing costs and the portion of operating rental expense which management believes is representative of the interest component of rent expense.
(g) Earnings did not cover fixed charges as follows:           (in thousands)
                                        Nine months ended August 31,
                                           1993:$  2,805
                                        Nine months ended August 31,
                                           1992:$232,475
                                        Fiscal year ended November 30,
                                           1992:$226,850
                                        Fiscal year ended November 30,
                                           1991:$ 59,995
                                        Fiscal year ended November 30,
                                           1990:$ 89,907

  Giving effect, as of the beginning of each period, to the issuance of the Notes and the use of the net proceeds to repay all outstanding borrowings under the Company's existing credit facilities, the amounts by which earnings did not cover fixed charges would increase by approximately $230 million and $4.8 million in the year ended November 30, 1992 and the nine months ended August 31, 1993, respectively.

                       SUPPLEMENTAL FINANCIAL INFORMATION

  The following Supplemental Financial Information for 1992 has been prepared solely for illustrative purposes from the Company's 1992 Consolidated Financial Statements and the internal books and records of the Company and should be read in conjunction with the Selected Financial Data and the 1992 Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this Prospectus. The Supplemental Financial Information is intended to reflect certain results of operations for the Company's continuing businesses and operations after giving effect to the Restructuring and the other events described below, assuming that they had occurred at the beginning of fiscal 1992. The Supplemental Financial Information should not be considered in isolation or as a substitute for consolidated financial statements prepared in accordance with generally accepted accounting principles. The Supplemental Financial Information presents certain financial data for fiscal 1992 after eliminating from the 1992 Consolidated Financial Statements: (i) the sales and operating results of certain businesses and operations sold or discontinued as part of the Restructuring; (ii) the sales and estimated operating results associated with the Company's transactions with HSSI during 1992; (iii) the other adjustments described below and (iv) the $191 million charge associated with the Restructuring. The Supplemental Financial Information does not purport to represent what the condensed statement of earnings of the Company would have been had these businesses and operations been sold or discontinued for the full 1992 fiscal year and does not purport to project the consolidated statement of earnings of the Company for any subsequent period.

  The Supplemental Financial Information is derived from the Company's 1992 Consolidated Financial Statements after reflecting the following adjustments:

    (i) The sales and operating results of HSSI have been eliminated from the 1992 Consolidated Financial Statements for all of fiscal 1992 to reflect the sale of HSSI as part of the Restructuring.

    (ii) Since the sale of HSSI and its subsidiaries in 1992, HSSI has continued as a significant customer of the Company, although the volume of purchases by HSSI has been declining. On December 21, 1993, HSSI and 25 affiliates commenced voluntary cases under Chapter 11 of the United States Bankruptcy Code and are currently operating as debtors-in-possession. As a result of these circumstances, there can be no assurance that the Company will have future sales to HSSI. In 1992, the Company sold approximately $67 million of products to HSSI (the "HSSI Sales"), including approximately $50 million prior to the date HSSI was sold and $17 million subsequent to such date. To reflect the uncertainty regarding future sales to HSSI, the Supplemental Financial Information eliminates from the 1992 Consolidated Financial Statements the HSSI Sales, the estimated gross margin associated with the HSSI Sales and the estimated variable operating costs directly attributable to the HSSI Sales. While a reduction of fixed operating costs may be achievable if sales levels are permanently reduced, the Supplemental Financial Information assumes that the sudden and complete loss of the HSSI Sales would not allow for a corresponding reduction of fixed costs in the short term. Consequently, the Supplemental Financial Information does not eliminate fixed costs relating to the HSSI Sales. To the extent fixed costs would have been allocated to the HSSI Sales, the estimated earnings would be greater than those presented below. See "Risk Factors--Uncertainties Regarding HSSI" and "The Company--Legal Proceedings".

    (iii) To reflect the sale or discontinuance of other businesses and operations principally pursuant to the Restructuring, the sales and operating results of certain businesses, including Country Miss and certain non-strategic manufacturing businesses which produced outerwear and military and commercial uniforms, have been excluded from the 1992 Consolidated Financial Statements.

    (iv) The charge related to the Restructuring which has been eliminated included write-offs and other costs associated with the closing of certain Kuppenheimer stores and a related production facility. The Supplemental Financial Information does not include such charges or any other adjustments relating to Kuppenheimer.

    (v) The license agreement between HSM and Christian Dior-New York providing for the manufacture and marketing of men's tailored clothing under the Christian Dior(R) brand name was terminated during 1992. As a result, the sales, estimated gross margin and estimated variable operating costs attributable to the tailored clothing manufactured and sold by the Company pursuant to such license agreement have been eliminated from the 1992 Consolidated Financial Statements. See "The Company--Legal Proceedings."

  The Supplemental Financial Information does not reflect an adjustment to historical interest expense for the investment in the sold or discontinued businesses and operations described above. To the extent interest expense would have been allocated to the investment in those sold or discontinued businesses and operations, the estimated earnings would have been greater than those presented below.

                       SUPPLEMENTAL FINANCIAL INFORMATION

                                                                 UNAUDITED
                                                             1992 SUPPLEMENTAL
                                                           FINANCIAL INFORMATION
                                                           ---------------------
                                                               (IN MILLIONS)
      Sales...............................................        $672.3
      Earnings before interest,
       taxes, depreciation
       and amortization (EBITDA)..........................        $ 32.8
      Earnings before interest
       and taxes (EBIT)...................................        $ 16.6
      Pre-tax earnings (loss).............................        $ (4.5)

                                   MANAGEMENT

  The executive officers and significant employees of the Company and their ages as of November 30, 1993 are as follows:

       CORPORATE EXECUTIVE
            OFFICERS                 AGE                           POSITION
      ---------------------          ---                 ---------------------------
      Elbert O. Hand                  54                 Chairman, Chief Executive
                                                         Officer and Director
      Homi B. Patel                   44                 President, Chief Operating
                                                         Officer and Director
      Wallace L. Rueckel              49                 Executive Vice President
                                                         and Chief Financial Officer
      Carey M. Stein                  46                 Executive Vice President,
                                                         Chief Administrative Offi-
                                                         cer, Secretary and General
                                                         Counsel
      Glenn R. Morgan                 46                 Senior Vice President
                                                         and Controller
      Frank A. Brenner                64                 Vice President, Marketing
                                                         Services
      James E. Condon                 43                 Vice President and Trea-
                                                         surer
      Linda J. Valentine              43                 Vice President, Compensa-
                                                         tion and Benefits
      OPERATIONS EXECUTIVES
      ---------------------
      Thomas G. Bowles                44                 President and Chief Operat-
                                                         ing Officer, Intercontinen-
                                                         tal Branded Apparel
      Thomas L. Hall                  44                 President and Chief Execu-
                                                         tive Officer, International
                                                         Women's Apparel
      Kenneth A. Hoffman              50                 President and Chief Execu-
                                                         tive Officer, Hart Schaff-
                                                         ner & Marx
      Larry Levy                      61                 President and Chief Execu-
                                                         tive Officer, Kuppenheimer
      R. Roydon Ricks                 49                 President and Chief Operat-
                                                         ing Officer, Trans-Apparel
                                                         Group
      Steven J. Weiner                53                 President and Chief Operat-
                                                         ing Officer, Hickey-Freeman
      Thomas M. Wheeler               40                 President and Chief Operat-
                                                         ing Officer, Biltwell Com-
                                                         pany
      Solange Cohen                  33                  Vice President and
                                                         General Manager, Barrie
                                                         Pace

CORPORATE EXECUTIVE OFFICERS

  ELBERT O. HAND became Chairman and Chief Executive Officer of Hartmarx Corporation in 1992. In his 28 years with the Company, he has held many positions including President and Chief Operating Officer from 1987 to 1992 and President of the Men's Apparel Group from 1982 to 1987. He has been a director since 1984. He is the former Chairman and currently a director of the American Apparel Manufacturers Association.

  HOMI B. PATEL became President in 1992 and Chief Operating Officer in 1993. He also serves as Chairman of the Men's Apparel Group. He became a director of the Company in January 1994. He has been employed by Hartmarx for 13 years, during which time he has held a variety of management positions. He is President of the Clothing Manufacturers Association and serves as its chief labor negotiator.

  WALLACE L. RUECKEL became Executive Vice President and Chief Financial Officer in 1993. Prior to joining the Company, he served as a key financial officer at Guardian Industries and its affiliates for nine years. He also worked for Sundstrand Corporation from 1975 to 1984 and for Cummins Engine Co. from 1967 to 1975.

  CAREY M. STEIN became Chief Administrative Officer in 1993. He was named Executive Vice President in 1992 and General Counsel and Secretary in 1984. He has worked for the Company for 15 years. He is a member of the American Apparel Manufacturers Association Legal Committee.

  GLENN R. MORGAN was named Senior Vice President in 1993 and serves as the Company's Controller and Chief Accounting Officer. He has worked for the Company for 13 years. He serves on the board of the Financial Management Committee of the American Apparel Manufacturers Association.

  FRANK A. BRENNER became Vice President of Marketing Services in 1983. He has been employed by Hartmarx for 24 years in a variety of advertising, marketing and public relations positions.

  JAMES E. CONDON became Vice President and Treasurer in 1986. He joined the Company in 1977 and has been responsible for treasury operations, investor and financial relationships and pension fund management.

  LINDA J. VALENTINE became Vice President of Compensation and Benefits in 1993. She has been employed by Hartmarx for 12 years, during which time she has held various management positions in compensation and human resources.

OPERATIONS EXECUTIVES

  THOMAS G. BOWLES became President and Chief Operating Officer of Intercontinental Branded Apparel in 1988. He joined IBA in 1987 as Executive Vice President of Marketing and Merchandising. He began his career at Hartmarx 20 years ago and has worked in several of its business units.

  THOMAS L. HALL joined the Company as President and Chief Executive Officer of International Women's Apparel in 1989. He was formerly President and Chief Operating Officer of Pyke Manufacturing, a women's apparel manufacturer.

  KENNETH A. HOFFMAN became President and Chief Executive Officer of Hart Schaffner & Marx in 1984. His career at Hartmarx spans 25 years during which he held several executive positions including President of the predecessor to Intercontinental Branded Apparel.

  LARRY LEVY became President and Chief Executive Officer of Kuppenheimer in 1993. He joined Hartmarx in 1972 and served in various capacities at HSSI, including Chief Executive Officer of Wallachs in New York and Baskins in Chicago. Most recently, he was President of Field Bros.

  R. ROYDON RICKS was named President and Chief Operating Officer of Trans-Apparel Group in 1991. Since joining Hartmarx in 1980, Ricks has held several executive positions for Hart Schaffner & Marx, and was President of the Company's former Gleneagles outerwear subsidiary.

  STEVEN J. WEINER became President and Chief Operating Officer of Hickey-Freeman in 1992. He joined Hartmarx in 1979 and has worked in several of the Company's businesses, including Intercontinental Branded Apparel and Hartmarx International.

  THOMAS M. WHEELER was named President and Chief Operating Officer of Biltwell in 1992. His career with Hartmarx began in 1977 in its former Fashionaire business, later serving as President and Chief Operating Officer of Hartmarx Special Markets Group.

  SOLANGE COHEN became Vice President and General Manager of Barrie Pace in 1993. Since joining Hartmarx in 1984, she has held various positions at Barrie Pace, including Buyer, Director of Marketing and Merchandise Manager.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  The following summary of the principal terms of certain indebtedness of the Company does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the documents relating to such indebtedness, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part and other documents filed by the Company with the Commission.

OVERRIDE AGREEMENT AND BRIDGE FACILITY

  In December 1992, the Company entered into the Override Agreement and the Bridge Facility with the Company's then principal lenders. The Override Agreement substantially replaced or amended the provisions of prior agreements covering the Company's $196 million unsecured borrowing facility with 13 banks, $45 million of insurance term loans, approximately $38 million of bank term loans, the ESOP loan guarantee and guarantees related to certain industrial development bonds having aggregate borrowings of approximately $15 million. In addition, the Bridge Facility provides for new seasonal borrowings of $35 million. Borrowings under the Override Agreement and the Bridge Facility are secured by substantially all of the assets of the Company and its subsidiaries, subject to a priority for certain trade creditors. Borrowings under the Override Agreement, Bridge Facility and certain other debt extending to 2007 collectively constitute the current "Senior Debt."

  The $307 million Override Agreement is in effect through December 30, 1995. As of August 31, 1993, $255.8 million was outstanding under the Override Agreement with $42.5 million available thereunder after taking into account $8.7 million of outstanding letters of credit. The Bridge Facility, originally $35 million and maturing on November 30, 1993, has been extended by the Company for one year and provides for a $15 million commitment through November 30, 1994. The sale of the Notes contemplated hereby requires the consent of the lenders under the Override Agreement and the Bridge Facility. Concurrently with the sale of the Notes, the Company intends to enter into the New Credit Facility described below (the "New Credit Facility"), cancel the Bridge Facility and repay obligations outstanding under and cancel the Override Agreement. At the present time, no borrowings are outstanding under the Bridge Facility.

NEW CREDIT FACILITY

  The Company has executed a commitment letter, which includes a summary of the principal terms and conditions (the "Financing Commitment") and a fee letter with General Electric Capital Corporation as managing agent (the "Managing Agent") with respect to the New Credit Facility. The Financing Commitment is subject to, among other things, (i) there being no material adverse change in any information furnished to the Managing Agent regarding the Company and its subsidiaries or the New Credit Facility or in the business, assets, revenue, operations or prospects of the Company and its subsidiaries taken as a whole or the financial condition of the Company and its subsidiaries taken as a whole and (ii) the due execution and delivery of definitive documentation for the New Credit Facility acceptable to the Managing Agent and its counsel. The Financial Commitment terminates if the closing of the New Credit Facility is not consummated on or before March 31, 1994. The following is a brief description of the anticipated terms of the New Credit Facility and is subject to the conditions set forth in the Financing Commitment.

  The New Credit Facility will be a secured revolving credit facility in an aggregate maximum amount of $175 million (including a $25 million letter of credit facility), subject to a borrowing base formula based upon 85% of eligible accounts receivable and 55% of eligible inventory. The New Credit Facility will be used to refinance the existing Override Agreement and Bridge Facility, to finance ongoing working capital and letter of credit requirements and for general corporate purposes. The New Credit Facility will mature three years from its closing date.

  The Company's obligations under the New Credit Facility will be secured by a first priority security interest in substantially all of the current and intangible assets of the Company and its subsidiaries. The New Credit Facility is expected to include a negative pledge on all assets of the Company and its subsidiaries and be guaranteed by the subsidiaries of the Company.

  Borrowing under the New Credit Facility will be maintained as either base rate or LIBOR loans, as the Company may elect from time to time, at a base rate which is the greater of (a) a rate based on the weighted average of rates of the 90-day commercial paper rate or (b) the base rate of a bank to be selected by the Managing Agent plus 1.50% or LIBOR plus 2.50%. The New Credit Facility will contain certain provisions for these rates to decline upon the achievement of certain operating performance ratios. The New Credit Facility will require the Company to pay certain fees.

  The New Credit Facility is expected to contain material restrictions on the operation of the Company's business, including covenants pertaining to capital expenditures, asset sales, operating leases, minimum net worth and incurrence of additional indebtedness, and ratios relating to minimum accounts payable to inventory, maximum funded debt to EBITDA and minimum fixed charge coverage, as well as other customary covenants, representations and warranties, funding conditions and events of default. The Company does not believe that the restrictions contained in these financial and operating covenants will cause significant limitations on the Company's financial flexibility. In addition, the terms of the New Credit Facility will require the obligations under the New Credit Facility to be reduced to no more than $135 million for a minimum of 30 consecutive days during the period between April 1 and June 30 during each fiscal year.

INDUSTRIAL DEVELOPMENT BONDS

  In December 1993, the Company entered into loan agreements with the Indiana Development Finance Authority ("IDFA") relating to economic development refunding revenue bonds (the "EDBs") issued by the IDFA in the amount of $7.5 million (Michigan City issue) and $8.0 million (DesPlaines issue). The EDBs refunded economic development revenue bonds issued in connection with the construction of the Company's Michigan City distribution center and offices and its DesPlaines Plaza facility. The EDBs bear a fixed coupon of 7.25% and were issued at a discount to yield 7.50%. The EDBs mature July 1, 2014 (Michigan City issue) and July 1, 2015 (DesPlaines issue). The Company, at its option, may redeem the EDBs beginning July 1, 2000 at the redemption prices set forth therein. The EDBs are unsecured obligations of Hartmarx Corporation and include certain customary covenants, representations and warranties, and events of default. The EDBs do not contain financial covenants or cross-default provisions.

                            DESCRIPTION OF THE NOTES

  The Notes will be issued under the Indenture, dated as of            , 1994,
between the Company and Bank One Wisconsin Trust Company, N.A., as trustee (the "Trustee"), a copy of the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary, which describes certain provisions of the Indenture and the Notes, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture and the Notes, including the definitions therein of terms not defined in this Prospectus. As used in "Description of Notes," (i) capitalized or defined terms shall have the meaning ascribed to them herein and (ii) the "Company" shall mean Hartmarx Corporation and shall not include its subsidiaries.

GENERAL

  The Notes will mature on        , 2002, and will bear interest at the rate
per annum stated on the cover page hereof from                  , payable
semiannually in arrears on July 15 and January 15 of each year, commencing July 15, 1994, to the persons who are registered holders thereof at the close of business on the July 1 or January 1 immediately preceding such interest payment date. The Trustee will authenticate and deliver Notes for original issue in an aggregate principal amount of $100 million.

  Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Principal and interest will be payable at the office of the Trustee, but, at the option of the Company, interest may be paid by check mailed to the registered holders at their registered addresses. The Notes will be transferable and exchangeable at the office of the Trustee and will be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof.

REDEMPTION

  On or after         , 1998, the Notes may be redeemed at the option of the
Company, at any time as a whole, or from time to time in part, on not less than 30 days' nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

  If redeemed during the 12-month period commencing     ,:

                                            REDEMPTION
             YEAR                             PRICE
             ----                           ----------
             1998..........................        %
             1999..........................        %
             2000..........................        %
             2001 and thereafter...........  100.00%

  Notwithstanding the foregoing, at any time prior to           , 1997, the
Company may redeem, in part and from time to time, with the net proceeds of one or more Public Equity Offerings or Traco Warrant Exercises, up to $25 million aggregate principal amount of the Notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

  If redeemed during the 12-month period commencing     ,:

                                            REDEMPTION
             YEAR                             PRICE
             ----                           ----------
             1994..........................        %
             1995..........................        %
             1996..........................        %

SINKING FUND

  There will be no mandatory sinking fund payments for the Notes.

RANKING

  The payment of the principal of, premium (if any) and interest on the Notes is subordinated in right of payment, as set forth in the Indenture, to the payment in full when due of all Senior Debt of the Company. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "--Defeasance" below is not subordinate to any Senior Debt or subject to the restrictions described herein. At August 31, 1993, after giving effect to the use of proceeds from the sale of the Notes offered hereby and the New Credit Facility to repay existing Senior Debt, the outstanding Senior Debt of the Company would have been $173 million. Although the Indenture contains limitations on the amount of additional Debt which the Company may incur, under certain circumstances the amount of such Debt could be substantial and, in any case, such Debt may be Senior Debt. See "--Certain Covenants--Limitation on Debt" below.

  The Company is a holding company which derives substantially all of its income from its Subsidiaries. The Company must rely on dividends or other intercompany transfers from its Subsidiaries to generate the funds necessary to meet its debt service and other obligations, including payment of principal and interest on the Notes. The ability of such Subsidiaries to pay such dividends or other intercompany transfers is subject to applicable state laws. Claims of creditors of such Subsidiaries, including trade creditors, secured creditors and creditors holding guarantees issued by such Subsidiaries, and claims of holders of Preferred Stock (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes, even though such obligations do not constitute Senior Debt. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and holders of Preferred Stock (if any) of Subsidiaries of the Company. It is anticipated that certain of the Subsidiaries will guarantee the Company's obligations under the New Credit Facility. At August 31, 1993, after giving effect to the use of proceeds from the Notes and the New Credit Facility to repay Senior Debt, the amount of indebtedness and accounts payable of the Company's Subsidiaries (excluding intercompany debt and debt guaranteed by the Company's Subsidiaries which is included in the calculation of Senior Debt) would have been approximately $22 million, and the Company's Subsidiaries would have had no Preferred Stock outstanding. Although the Indenture limits the incurrence of Debt and issuance of Preferred Stock by the Company's Subsidiaries, such limitation is subject to a number of significant qualifications; moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Debt or Preferred Stock under the Indenture. See "--Certain Covenants--Limitation on Subsidiary Debt and Preferred Stock."

  "Senior Debt" is defined as (i) all obligations under the New Credit Facility; (ii) all obligations consisting of the principal of and premium (if any) and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not post-filing interest is allowed in such proceeding), whether existing on the date of the Indenture or thereafter incurred, in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable; (iii) all Capital Lease Obligations of the Company; (iv) all obligations of the Company
(A) for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction, (B) under interest rate swaps, caps, collars, options and similar arrangements and foreign currency hedges entered into in respect of any obligations described in clauses (i), (ii) and (iii) or generally to hedge foreign exchange risks, (C) under receivables financing facilities or (D) issued or assumed as the deferred purchase price of property or services and all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement; (v) all obligations of other persons of the type referred to in clauses (ii), (iii) and
(iv) and all dividends of other persons for the payment of which, in either case, the Company is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any agreement which has the economic effect of a guarantee; and (vi) all obligations of the Company consisting of modifications, renewals, extensions, replacements, refinancings and refundings of any obligations described in clause (i), (ii), (iii), (iv) or
(v); unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Notes. However, Senior Debt will not be deemed to include (1) any obligation of the Company to any Subsidiary, (2) any liability for federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any indebtedness, guarantee or obligation of the Company (other than the Bank Debt) which is contractually subordinate or junior in right of payment to any other indebtedness, guarantee or obligation of the Company or (5) the portion of any Debt issued in violation of the provisions described under "--Certain Covenants--Limitation on Debt" below.

  Only indebtedness of the Company that is Senior Debt will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all other Senior Subordinated Debt of the Company. The Company has agreed in the Indenture that it will not issue (as defined in "--Certain Definitions" below), directly or indirectly, any Debt which is subordinate or junior in ranking in any respect to Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt. Unsecured Debt is not deemed to be subordinate or junior to Secured Debt merely because it is unsecured.

  The Company may not pay the principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "-- Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Senior Debt is not paid in full when due or (ii) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Debt has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representatives of the Designated Senior Debt. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of such Designated Senior Debt specifying an election to effect such prohibition (a "Payment Notice") and ending 179 days thereafter (or earlier if terminated (i) by written notice to the Trustee and the Company from the Representative which gave such Payment Notice, (ii) because such default is no longer continuing or
(iii) because such Designated Senior Debt has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Debt or the Representative of such holders has accelerated the maturity of such Designated Senior Debt, the Company may resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Payment Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Debt during such period. However, if any Payment Notice within such 360-day period is given by the Representative of any Designated Senior Debt (other than the Bank Debt), the Representative of the Bank Debt may give another Payment Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period.

  Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Debt will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment.

  If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Debt or their Representatives of the acceleration. If any Designated Senior Debt is outstanding, the Company may not pay the Notes until five days after such notice is received and, thereafter, may pay the Notes only if the Indenture otherwise permits the payment at that time.

  By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the holders of the Notes.

CHANGE OF CONTROL

  Upon the occurrence of any of the following events each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date): (i) any "person" or "group" (within the meaning of Section 13(d) of the Exchange Act), together with any Affiliates or Associates thereof, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have a beneficial ownership of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of equity securities entitled to vote in the election of directors of the Company; (ii) liquidation or dissolution of the Company; or
(iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office. A Change of Control will be deemed to have occurred if an event described in any of the foregoing clauses (i), (ii) or (iii) has occurred, regardless of whether one of the events in any of the other clauses has also occurred. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

  The occurrence of certain of the events which would constitute a Change of Control may constitute a default under the New Credit Facility and could constitute a default under the Company's other existing or future indebtedness. In addition, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. The Company's ability to repurchase the Notes may be limited by applicable subordination provisions. See "--Ranking." Finally, the Company's ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company's then existing financial resources.

  Within 30 days following any Change of Control, the Company will mail a notice to each holder stating (i) that a Change of Control has occurred and that such holder has the right to require the Company to repurchase all or any part of such holder's Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); (ii) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (iii) the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions, determined by the Company consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

  The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Underwriters.

  The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any offer required to be made by the Company to repurchase the Notes as a result of a Change of Control.

  The provisions relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

  Set forth below are certain covenants contained in the Indenture:

  Limitation on Debt. The Company shall not issue, directly or indirectly, any Debt unless the Consolidated EBITDA Coverage Ratio for the period of the most recently completed four fiscal quarters of the Company ending at least 45 days prior to (or, if earlier, the date on which the Company files a quarterly or annual periodic report under the Exchange Act with the Commission which includes consolidated financial statements including such quarter) the date such Debt is issued exceeds 2.0 to 1.0.

  Notwithstanding the foregoing, the Company may issue the following Debt: (1) Debt issued pursuant to the New Credit Facility or any agreement or agreements which refinance or replace the New Credit Facility, but only to the extent that the aggregate of all Debt issued or issuable by the Company under the New Credit Facility and all such refinancing agreements does not exceed the greater of (A) $175 million and (B) the sum of (x) 55% of the book value of the inventory of the Company and its Wholly Owned Subsidiaries (other than Nonrecourse Subsidiaries) and (y) 85% of the book value of the accounts receivable of the Company and its Wholly Owned Subsidiaries (other than Nonrecourse Subsidiaries), in each case as determined in accordance with generally accepted accounting principles (such sum of (x) and (y) is referred to herein as the "Borrowing Base"); (2) Debt under Capital Lease Obligations which does not exceed $10 million in the aggregate (less the amount of any Debt under Capital Lease Obligations of any Subsidiary then outstanding and incurred pursuant to clause (2) of "--Limitation on Subsidiary Debt and Preferred Stock" below); (3) Debt owed to and held by a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any transfer of such Debt by such Wholly Owned Subsidiary (other than to a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Debt by the Company; (4) the Notes and Debt issued in exchange for, or the proceeds of which are used to refund or refinance, any Debt permitted by this clause (4); provided, however, that (i) the principal amount of the Debt so issued shall not exceed the principal amount of the Debt so exchanged, refunded or refinanced plus an amount no greater than any prepayment premium due under the terms of the Debt so exchanged, refunded or refinanced and fees, costs and expenses of issuance of the Debt so issued and
(ii) either (x) the Debt so issued shall not mature prior to the earlier of (A) the Stated Maturity of the Debt being exchanged, refunded or refinanced and (B) the first anniversary of the Stated Maturity of the Notes or (y) the portion, if any, of the Debt so issued that is scheduled to mature on or prior to the Stated Maturity of the Notes has a weighted average life to maturity at the time such Debt is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Debt being exchanged, refunded or refinanced that is scheduled to mature on or prior to the Stated Maturity of the Notes; (5) Debt (other than Debt described in clause (1), (2), (3) or (4) of this paragraph) outstanding on the date on which the Notes were originally issued and Debt issued in exchange for, or the proceeds of which are used to refund or refinance, any Debt permitted by this clause (5); provided, however, that (i) the principal amount of the Debt so issued shall not exceed the principal amount of the Debt so exchanged, refunded or refinanced plus an amount no greater than any prepayment premium due under the terms of the Debt so exchanged, refunded or refinanced and fees, costs and expenses of issuance of the Debt so issued and (ii) either (x) the Debt so issued shall not mature prior to the earlier of (A) the Stated Maturity of the Debt being exchanged, refunded or refinanced and (B) the first anniversary of the Stated Maturity of the Notes or (y) the portion, if any, of the Debt so issued that is scheduled to mature on or prior to the Stated Maturity of the Notes has a weighted average life to maturity at the time such Debt is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Debt being exchanged, refunded or refinanced that is scheduled to mature on or prior to the Stated Maturity of the Notes; and (6) Debt in an aggregate principal amount which, together with all other Debt of the Company then outstanding (other than Debt permitted by clauses (1) through (5) of this paragraph or the immediately preceding paragraph) does not exceed $10 million (less the amount of any Subsidiary Debt or Preferred Stock then outstanding and incurred pursuant to clause (7) of "--Limitation on Subsidiary Debt and Preferred Stock" below).

  Notwithstanding the two immediately preceding paragraphs, the Company shall not issue any Debt (i) if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Debt shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations or (ii) if such Debt is subordinate or junior in ranking in any respect to any Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt. In addition, the Company shall not issue any Secured Debt which is not Senior Debt unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Secured Debt for so long as such Secured Debt is secured by a Lien. For purposes of the preceding sentence, the granting of liquidation or other preferences by the holders of Senior Debt to providers of trade credit to the Company or any Subsidiary shall not render such trade credit Secured Debt.

  Limitation on Subsidiary Debt and Preferred Stock. The Company shall not permit any Subsidiary to issue, directly or indirectly, any Debt or Preferred Stock except: (1) Debt or Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Debt or Preferred Stock (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Debt or Preferred Stock by the issuer thereof; (2) Debt under Capital Lease Obligations which does not exceed $10 million in the aggregate (less the amount of any Debt under Capital Lease Obligations then outstanding and incurred pursuant to clause (2) of the second paragraph of "--Limitation on Debt" above); (3) Debt or Preferred Stock of a Subsidiary issued and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt or Preferred Stock issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); (4) Debt or Preferred Stock issued and outstanding on or prior to the date on which the Notes were originally issued (other than Debt or Preferred Stock described in clause (1), (2) or (3) of this paragraph); (5) Debt or Preferred Stock issued in exchange for, or the proceeds of which are used to refund or refinance, Debt or Preferred Stock referred to in clause (2), (3) or (4) of this paragraph; provided, however, that (i) the principal amount or liquidation value of such Debt or Preferred Stock so issued shall not exceed the principal amount or liquidation value of the Debt or Preferred Stock so refunded or refinanced plus an amount no greater than any prepayment premium due under the terms of the Debt or Preferred Stock so refunded or refinanced and reasonable expenses of issuance of the Debt or Preferred Stock so issued and (ii) either (x) the Debt or Preferred Stock so issued shall not mature prior to the earlier of (A) the Stated Maturity of the Debt or Preferred Stock being exchanged, refunded or refinanced and (B) the first anniversary of the Stated Maturity of the Notes or (y) the portion, if any, of the Debt or Preferred Stock so issued that is scheduled to mature on or prior to the Stated Maturity of the Notes has a weighted average life to maturity at the time such Debt or Preferred Stock is issued that is equal to or greater than the weighted average life to maturity of the portion of the Debt or Preferred Stock being exchanged, refunded or refinanced that is scheduled to mature on or prior to the Stated Maturity of the Notes; (6) Nonrecourse Debt of a Nonrecourse Subsidiary issued after the date of the Indenture to finance the acquisition of new assets acquired by the Company or its Subsidiaries after such date; provided, however, that if any such debt thereafter ceases to be Nonrecourse Debt of a Nonrecourse Subsidiary, then such event will be deemed to constitute the issuance of such Debt by the issuer thereof; and (7) Debt and Preferred Stock in an aggregate principal amount which, together with all other Debt and Preferred Stock of Subsidiaries then outstanding (other than Debt or Preferred Stock permitted by clauses (1) through (6) of this paragraph) does not exceed $10 million (less the amount of any Debt then outstanding and incurred pursuant to clause (6) of the second paragraph of "--Limitation on Debt" above).

  Limitation on Restricted Payments. The Company shall not, and shall not permit any Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any distribution in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Nonconvertible Capital Stock or in options, warrants or other rights to purchase its Nonconvertible Capital

Stock and except dividends or distributions payable to the Company or a Subsidiary which is not a Nonrecourse Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, a Subsidiary or any direct or indirect parent of the Company, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Affiliate of the Company or person, other than a Wholly Owned Subsidiary which is not a Nonrecourse Subsidiary or a person which will become a Wholly Owned Subsidiary which is not a Nonrecourse Subsidiary as a result of any such Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being hereinafter referred to as a "Restricted Payment") if at the time the Company or such Subsidiary makes such Restricted
Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to issue $1.00 of additional Debt in accordance with the provisions of the first paragraph under "--Limitation on Debt" above; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the date on which the Notes were originally issued would exceed the sum of (a) 50% of the Consolidated Net Income accrued
during the period (treated as one accounting period) from              , 199
to the end of the most recent fiscal quarter ending at least 45 days prior to (or, if earlier, the date on which the Company files a quarterly or annual periodic report under the Exchange Act with the Commission which includes consolidated financial statements including such quarter) the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (b) the aggregate Net Proceeds received by the Company from the issue or sale of, or as a capital contribution in respect of, its Capital Stock (other than Redeemable Stock or Exchangeable Stock) subsequent to the date on which the Notes were originally issued (other than an issuance or sale to a Subsidiary or an employee stock ownership plan or similar trust); (c) the aggregate Net Proceeds received by the Company from the issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable
Stock) to an employee stock ownership plan subsequent to                 , but
(if such employee stock ownership plan incurs any Debt) only to the extent that any such proceeds are equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such employee stock ownership plan with respect to Debt incurred by it to finance the purchase of such Capital Stock; and (d) the amount by which Debt of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the date on which the Notes were originally issued of any Debt of the Company convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange).

  The preceding paragraph shall not prohibit (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Proceeds from such sale shall be excluded from clauses (3)(b) and (3)(c) of the previous paragraph; (ii) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Debt of the Company; provided, however, that such Debt (A) shall be subordinated to the Notes and shall be subordinated to Senior Debt and Senior Subordinated Debt to at least the same extent as the Subordinated Obligations so exchanged, purchased or redeemed and (B) either (x) shall not mature prior to the earlier of (1) the Stated Maturity of the Subordinated Obligations so exchanged, purchased or redeemed and (2) the first anniversary of the Stated Maturity of the Notes or (y) the portion, if any, that is scheduled to mature on or prior to the Stated Maturity of the Notes has a weighted average life to maturity at the time such Debt is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Subordinated Obligations being exchanged, purchased or redeemed that is scheduled to mature on or prior to the Stated Maturity of the

Notes; provided further, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "--Limitation on Sales of Assets and Subsidiary Stock" below; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (v) the redemption by the Company of any rights to purchase Capital Stock of the Company which rights were issued pursuant to the Rights Agreement, dated as of January 17, 1986, as amended, for an amount not to exceed on a per right basis the redemption price of such right at the date of the Indenture, as adjusted for stock dividends and similar transactions; provided, however, that such redemption shall be included in the calculation of the amount of Restricted Payments; (vi) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company, options on any such shares or related stock appreciation rights or similar securities held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) or by any employee benefit plan, upon death, disability, retirement or termination of employment or pursuant to the terms of any employee benefit plan approved by the Board of Directors or a committee thereof or under any other agreement approved by the Board of Directors or a committee thereof under which such shares of stock or related rights were issued; provided, however, that the aggregate cash consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock or related rights after the date of the Indenture does not exceed $2.5 million in any fiscal year or $1 million payable to any individual in any fiscal year; provided further, however, that all such payments shall be included in the calculation of the amount of Restricted Payments; and (vii) loans or advances to officers, directors and employees of the Company and its Subsidiaries made after the date of the Indenture in the ordinary course of business consistent with past practices for the advancement of travel and other normal business expenses or relocation expenses; provided, however, that such loans and advances shall be excluded from the calculation of the amount of Restricted Payments.

  Limitation on Restrictions on Distributions from Subsidiaries. The Company shall not, and shall not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Debt or other obligation owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except: (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date on which the Notes were originally issued; (2) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Debt issued by such Subsidiary on or prior to the date on which such Subsidiary became a Subsidiary or was acquired by the Company (other than Debt issued as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and outstanding on such date; (3) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Debt issued pursuant to an agreement referred to in clause (1) or (2) of this paragraph or contained in any amendment to an agreement referred to in clause (1) or (2) of this paragraph; provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to the holders of the Notes than encumbrances and restrictions contained in such prior agreements;
(4) any such encumbrance or restriction consisting of customary nonassignment provisions in leases, licenses or other contractual obligations governing leasehold interests, licenses or contractual rights and entered into in the ordinary course of business consistent with past practices to the extent such provisions restrict the transfer of the lease, license or contractual rights or of customary restrictions on transfer and interim conduct of business of assets or business entered into in contracts providing for the disposition of such assets or business; (5) in the case of clause (iii) above, restrictions contained in agreements relating to purchase money financing arrangements of Subsidiaries or contained in security agreements securing Debt of the Company or a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such purchase money financing arrangements or security agreements; and (6) encumbrances or restrictions on Nonrecourse Debt of a Nonrecourse Subsidiary.

  Limitation on Sales of Assets and Subsidiary Stock. The Company shall not, and shall not permit any Subsidiary to, make any Asset Disposition unless (i) the Company or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition and, to the extent that the proceeds of such Asset Dispositions exceed $5 million in any 12-month period, at least 75% of the consideration thereof received by the Company or such Subsidiary is in the form of cash or cash equivalents or the assumption of Debt of the Company or other obligations relating to such assets and release from all liability on the Debt or other obligations assumed and
(ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Subsidiary, as the case may be)
(A) first, to the extent the Company elects (or is required by the terms of any Senior Debt) to prepay, repay or purchase Senior Debt or Debt (other than any Redeemable Stock) of a Wholly Owned Subsidiary (in each case other than Debt owed to the Company or an Affiliate of the Company) within 60 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), at the Company's election, to the investment by the Company or any Wholly Owned Subsidiary in assets to replace the assets that were the subject of such Asset Disposition or an asset that (as determined by the Board of Directors) will be used in the business of the Company and the Wholly Owned Subsidiaries existing on the date of the original issuance of the Notes or in business reasonably related thereto, in each case within the later of one year from the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer to purchase Notes pursuant to and subject to the condition of the following paragraph, and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to (x) any investment in the business or operations of the Company or any Wholly Owned Subsidiary or (y) the prepayment, repayment or purchase of Debt (other than any Redeemable Stock) of the Company or Debt of any Subsidiary (other than Debt owed to the Company or an Affiliate of the Company), in each case within one year from the later of the receipt of such Net Available Cash and the date the Offer described in the following paragraph is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Debt pursuant to clause (A) or (D) above, the Company shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided, further, that the Company shall not be required to reduce the loan commitment pursuant to clause (A) below the greater of (x) $175 million and (y) the Borrowing Base after giving effect to the transaction giving rise to the obligations under this paragraph. Notwithstanding the foregoing provisions of this paragraph, (i) the Company and the Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this paragraph exceeds $10 million, and (ii) the Company and the Subsidiaries shall not be required to receive any minimum amount of cash consideration in the event of a sale of all or substantially all of any Subsidiary of the Company which is or has been a Subsidiary of the Company prior to the date hereof, the revenues of which are derived primarily from the direct retail sale of apparel. Pending application of Net Available Cash pursuant to this paragraph, such Net Available Cash shall be invested in Permitted Investments of the type specified in clauses (i) or (ii) of the definition of Permitted Investments.

  In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (ii)(C) of the previous paragraph, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued interest to the purchase date in accordance with the procedures (including prorationing in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes, the Company shall apply the remaining Net Available Cash in accordance with clause (ii)(D) of the previous paragraph. The Company shall not be required to make an Offer for Notes pursuant to this paragraph if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (ii)(A) and (ii)(B) of the previous paragraph) is less than $5 million for any particular Asset Disposition (which lesser amounts shall not be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

  The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

  Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Subsidiary to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or any legal or beneficial owner of 5% or more of any class of Capital Stock of the Company or with an Affiliate of any such owner (other than a Wholly Owned Subsidiary or an employee stock ownership plan for the benefit of the Company's or a Subsidiary's employees) unless (i) the terms of such business, transaction or series of transactions are (a) set forth in writing and (b) as favorable to the Company or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third person and (ii) the Board of Directors has, by resolution, determined in good faith that such business or transaction or series of transactions meets the criteria set forth in (i)(b) above. This paragraph, however, will not prohibit (i) any dividend, distribution or other transaction permitted under the covenant described under "--Limitation on Restricted Payments" above or (ii) customary compensation and employee benefit arrangements entered into with any officer or director of the Company or of any Subsidiary in their capacity as officer or director in the ordinary course of business and consistent with past practices.

  Securities and Exchange Commission Reports. The Company shall file with the Trustee and provide the holders of the Notes, within 15 days after it files them with the Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall continue to file with the Commission and provide the Trustee and holders of the Notes with such annual reports and such information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which are specified in Sections 13 and 15(d) of the Exchange Act.

SUCCESSOR COMPANY

  The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person unless:
(i) the resulting, surviving or transferee person (if not the Company) is organized and existing under the laws of the United States of America or any state thereof or the District of Columbia and such person expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Indenture and the Notes; (ii) immediately prior to and after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee person or any Subsidiary as a result of such transaction as having been issued by such person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing; (iii) immediately after giving effect to such transaction, the resulting, surviving or transferee person would be able to issue at least $1.00 of Debt pursuant to the provisions of the first paragraph under "--Limitation on Debt" above; (iv) immediately after giving effect to such transaction, the resulting, surviving or transferee person has Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company prior to such transaction; and
(v) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The resulting, surviving or transferee person will be the successor company. Notwithstanding the foregoing, the covenant shall not restrict the merger of a Wholly Owned Subsidiary (other than a Nonrecourse Subsidiary) into the Company.

DEFAULTS

  An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under "--Ranking" above, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "--Ranking" above, (iii) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described above under "--Successor Company," "--Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to repurchase Notes) or "--Change of Control" (other than a failure to repurchase Notes), (iv) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (v) Debt of the Company or any Significant Subsidiary (other than Nonrecourse Debt of a Nonrecourse Subsidiary) is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds $10 million (or its foreign currency equivalent) and such failure continues for 10 days after notice (the "cross acceleration provision"), (vi) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions") or (vii) any judgment or decree for the payment of money in excess of $10 million is rendered against the Company or a Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (B), such default continues for 10 days after notice (the "judgment default provision"). However, a default under clauses (iii), (iv), (v) or (vii) above will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

  If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless
(i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENT, SUPPLEMENT, WAIVER

  Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the fixed maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vii) make any change to the subordination provisions of the Indenture that adversely affects the rights of any holder or
(viii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

  Without the consent of any holder of the Notes, the Company and the Trustee may amend or supplement the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of
Section 163(f) of the Internal Revenue Code of 1986, as amended (the "Code"), or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to make any change to the subordination provisions of the Indenture that does not adversely affect the rights of any holder of the Notes, to add guarantees of the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt then outstanding or in effect unless the holders of such Senior Debt (required pursuant to the terms of such Senior Debt) consent to such change.

  The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

  After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Indenture or the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal security laws, and it is the view of the Commission that such a waiver is against public policy.

TRANSFER

  The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

  The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance") except for certain obligations, including those respecting the defeasance trust and obligation to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "--Certain Covenants" and "--Change of Control," the operation of the cross acceleration provision, certain of the bankruptcy provisions and the judgment default provision described under "--Defaults" above and the limitations contained in clauses (iii) and (iv) described under "--Successor Company" above ("covenant defeasance").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iii), (v), (vi) (with respect to any Significant Subsidiary) or (vii) under "--Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "--Successor Company" above.

  In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the Trustee an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or a change in applicable federal income tax law).

CONCERNING THE TRUSTEE

  Bank One Wisconsin Trust Company, N.A. is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

  The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

  "Affiliate" of any specified person means (i) any other person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified person or (ii) any other person who is a director or officer (A) of such specified person, (B) of any subsidiary of such specified person or (C) of any person described in clause (i) above. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, other than (i) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of property or assets in the ordinary course of business, (iii) a disposition of obsolete or worn out assets in the ordinary course of business, (iv) a disposition subject to the covenant described under "--Certain Covenants--Limitation on Restricted Payments" above and (v) a disposition of receivables pursuant to an accounts receivable financing facility.

  "Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the date of each successive scheduled principal payment of such Debt or redemption payment on such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "Bank Debt" means any and all amounts payable under or in respect of the New Credit Facility and all documents, instruments and agreements executed in connection with the New Credit Facility (and any other agreement or agreements which refinances or replaces the New Credit Facility in whole or in part), as amended from time to time, including principal, premium (if any) interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

  "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

  "Business Day" means each day which is not a Legal Holiday.

  "Capital Lease Obligations" of a person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock.

  "Consolidated EBITDA Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to (or, if earlier, the date on which the Company files a quarterly or annual periodic report under the Exchange Act with the Commission which includes consolidated financial statements including such quarter) the date of such determination to
(ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Subsidiary has issued any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an issuance of Debt, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been issued on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if any such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Company or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Debt after such sale), (3) if since the beginning of such period the Company or any Subsidiary (by merger or otherwise) shall have made an Investment in any Subsidiary (or any person which becomes a Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the issuance of any Debt), as if such Investment or acquisition occurred on the first day of such period, and (4) if since the beginning of such period any person (that subsequently became a Subsidiary or was merged with or into the Company or any Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Debt issued in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Debt to the extent that the remaining term of such Interest Rate Protection Agreement exceeds 12 months).

  "Consolidated Interest Expense" means, for any period and without duplication, the total interest expense of the Company and its consolidated Subsidiaries, including (i) interest expense attributable to capital leases,
(ii) amortization of debt discount and debt issuance cost (except to the extent incurred in connection with the issuance of the Notes), (iii) capitalized interest, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection Agreements (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by persons other than the Company or a Wholly-owned Subsidiary, (viii) interest incurred in connection with investments in discontinued operations and (ix) interest actually paid by the Company or any of its consolidated subsidiaries under any guarantee of Debt or any other obligation of any other person.

  "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

    (i) any net income or loss of any person if such person is not a Subsidiary, except that the Company's equity in the net income of any such person for such period shall be included in such Consolidated Net

  Income up to the aggregate amount of cash actually distributed by such person during such period to the Company or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (iii) below);

    (ii) any net income of any person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (iii) any net income of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Subsidiary during such period to the Company or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (iv) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any person; or

    (v) the cumulative effect of a change in accounting principles.

  "Consolidated Net Worth" of any person means the total amounts shown on the balance sheet of such person and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recent fiscal quarter of such person ending at least 45 days prior to (or, if earlier, the date on which the Company files a quarterly or annual periodic report under the Exchange Act with the Commission which includes consolidated financial statements including such quarter) the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of such person plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

  "Debt" of any person means, without duplication,

    (i) the principal of and premium (if any) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

    (ii) all Capital Lease Obligations of such person;

    (iii) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

    (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

    (v) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Redeemable Stock or Exchangeable Stock (but excluding any accrued dividends);

    (vi) all obligations of the type referred to in clauses (i) through (v) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; and

    (vii) all obligations of the type referred to in clauses (i) through (vi) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Debt" means (i) the Bank Debt and (ii) other Senior Debt that (A) is issued at one time or under a common agreement in an aggregate outstanding principal amount of at least $25 million and (B) has been designated Designated Senior Debt in an Officer's Certificate received by the Trustee.

  "EBITDA" for any period means the Consolidated Net Income for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting, extraordinary losses or gains and any gains or losses from any Asset Dispositions), plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense,
(ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash charges (excluding any such non-cash charge constituting an extraordinary item of loss or any non-cash charge which requires an accrual of or a reserve for cash charges for any future period).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Exchangeable Stock" means any Capital Stock which is exchangeable or convertible into another security (other than Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock).

  "Guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Debt or other obligation of any person and any obligation, direct or indirect, contingent or otherwise, of such person
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in interest rates.

  "Investment" in any person means any loan or advance to, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such person. Any subsequent issuance or transfer of any Capital Stock that results in a Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary shall not be deemed to constitute the making of a new Investment by the Company to the extent of the Company's then outstanding Investments therein, except with respect to that portion of such Investment that was made in connection with or otherwise in anticipation of such issuance or transfer.

  "issue" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary.

  "Lien" means any mortgage, pledge, security interest, lien, conditional sale or other title retention agreement.

  "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, all federal, state, provincial, foreign and local taxes paid or required to be accrued as a liability under generally accepted accounting principles as a consequence of such Asset Disposition, and in each case net of all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition.

  "Net Proceeds", with respect to any issuance or sale of Capital Stock, means the aggregate proceeds of such issuance or sale including the fair market value of property other than cash (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board resolution) net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "New Credit Facility" means the Credit Agreement, dated as of           ,
1994, among the Company and certain financial institutions named therein as Lenders and General Electric Capital Corporation as Managing Agent.

  "Nonconvertible Capital Stock" means, with respect to any corporation, any nonconvertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into nonconvertible common stock of such corporation; provided, however, that Nonconvertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

  "Nonrecourse Debt" means Debt or that portion of Debt (i) as to which neither the Company nor its Subsidiaries (other than a Nonrecourse Subsidiary) (A) provide credit support (including any undertaking, agreement or instrument which would constitute Debt), (B) is directly or indirectly liable, or (C) constitute the lender and (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against a Nonrecourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or its Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

  "Nonrecourse Subsidiary" means a Subsidiary which (i) has not acquired any assets (other than cash) directly or indirectly from the Company or any Subsidiary, (ii) only owns properties acquired after the date of the Indenture and (iii) has no Debt other than Nonrecourse Debt.

  "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

  "Officers' Certificate" means a certificate signed by two Officers.

  "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

  "Permitted Investments" shall mean (i) short-term obligations of, or fully guaranteed by, the United States of America; (ii) commercial paper rated A-1 or better by Standard and Poor's Corporation or P-1 or better by Moody's Investors Service, Inc.; (iii) deposit accounts maintained in the ordinary course of business at a bank or trust company which is organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000; (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital, surplus and undivided profits aggregating in excess of $500,000,000; (v) deposits maintained as cash collateral with banks and financial institutions providing cash management services to the Company or its Wholly Owned Subsidiaries having an aggregate value which is at all times less than $4 million; (vi) the receipt of notes or other Investments by the Company or any Subsidiary in settlement of delinquent or defaulted accounts or notes receivable; and (vii) deposit accounts maintained by the Company or Subsidiaries under the terms of the Bank Debt. Notwithstanding the foregoing, the Investments described in clauses (i), (ii) and (iv) above shall constitute Permitted Investments only to the extent such Investments mature within 90 days of the date of acquisition thereof.

  "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

  "Public Equity Offering" means an underwritten public offering of common stock of the Company for cash pursuant to an effective registration statement under the Securities Act.

  "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Notes.

  "Representative" means the trustee, agent or representative (if any) for an issue of Senior Debt.

  "Secured Debt" means any Debt of the Company secured by a Lien.

  "Senior Subordinated Debt" means the Notes and any other indebtedness, guarantee or obligation of the Company that specifically provides that such indebtedness, guarantee or obligation is to rank pari passu with other Senior Subordinated Debt of the Company and is not subordinated by its terms to any indebtedness, guarantee or obligation of the Company which is not Senior Debt.

  "Significant Subsidiary" means (i) any domestic Subsidiary of the Company which at the time of determination either (A) had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 3% of the Company's total assets on a consolidated basis as of such date or (B) had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 3% of the Company's total revenues on a consolidated basis for such period (each such determination being made in accordance with generally accepted accounting principles), (ii) any foreign Subsidiary of the Company which at the time of determination either (A) had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 5% of the Company's total assets on a consolidated basis as of such date or (B) had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 5% of the Company's total revenues on a consolidated basis for such period (each such determination being made in accordance with generally accepted accounting principles) or (iii) any Subsidiary of the Company which, if merged with all Defaulting

Subsidiaries of the Company, would at the time of determination either (A) have had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, would have constituted at least 10% of the Company's total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which would have constituted at least 10% of the Company's most recent quarterly consolidated statement of income which would have constituted at least 10% of the Company's total revenues on a consolidated basis for such period (each such determination being made in accordance with generally accepted accounting principles). "Defaulting Subsidiary" means any Subsidiary of the Company (other than a Nonrecourse Subsidiary) with respect to which an event described under clause (v), (vi) or
(vii) of the first paragraph under "--Defaults" has occurred and is continuing.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

  "Subordinated Obligation" means any Debt of the Company (whether outstanding on the date hereof or hereafter incurred) which is subordinate or junior in right of payment to the Notes.

  "Subsidiary" means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) the Company, (ii) the Company and one or more Subsidiaries or (iii) one or more Subsidiaries.

  "Tangible Property" means all land, buildings, machinery and equipment and leasehold interests and improvements which would be reflected on a balance sheet of the Company prepared in accordance with generally accepted accounting principles, excluding (i) all such tangible property located outside the United States of America, (ii) all rights, contracts and other intangible assets of any nature whatsoever and (iii) all inventories and other current assets.

  "Traco Warrant Exercise" means the sale of common stock of the Company for cash pursuant to any exercise of the three-year Warrant to Purchase 1,649,600 shares of Common Stock issued pursuant to the Purchase Agreement, dated September 20, 1992, between the Company and Traco.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

  "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

  "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

                                  UNDERWRITING

  CS First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriters") have severally agreed to purchase from the Company the principal amount of Notes set forth below opposite their respective names:

                                                                PRINCIPAL AMOUNT
              UNDERWRITER                                           OF NOTES
              -----------                                       ----------------
      CS First Boston Corporation..............................   $
      Merrill Lynch, Pierce, Fenner & Smith Incorporated.......
                                                                  ------------
          Total................................................   $100,000,000
                                                                  ============

  The Underwriting Agreement between the Company and the Underwriters provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

  The Company has been advised by the Underwriters that they propose to offer the Notes to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession of not more than   % of the principal amount of the Notes; that the
Underwriters and such dealers may allow a discount of not more than   % of the
principal amount of the Notes; and that the public offering price and concession and discount to dealers may be changed.

  The Notes will not be listed on any securities exchange. The Notes will be tradeable in the over-the-counter market, but any such trading may be limited and sporadic. Each of the Underwriters has advised the Company that it intends to act as market maker for the Notes. However, any such market making may be discontinued by each such Underwriter at any time in its sole discretion. No assurance can be given as to the liquidity of the trading market for the Notes.

  The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  CS First Boston Corporation has provided financial advisory services to the Company from time to time, including acting as (i) financial advisor in connection with the sale of HSSI and the private placement of shares of its common stock and a warrant to purchase its common stock for $30 million to Traco and (ii) underwriter in connection with the public offering of 4,300,100 shares of the common stock of the Company consummated in July 1991. CS First Boston Corporation has received customary fees and underwriting commissions in connection with providing such services.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Notes offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, Chicago, Illinois, and for the Underwriters by Kirkland & Ellis, Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements and schedules incorporated in this Prospectus by reference to the 1992 Form 10-K have been so incorporated in reliance upon the report of Price Waterhouse, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMA-TION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Prospectus Summary.........................................................   4
Risk Factors...............................................................  12
Use of Proceeds............................................................  16
Capitalization.............................................................  17
The Company................................................................  18
Selected Consolidated Financial Information................................  34
Supplemental Financial Information.........................................  36
Management.................................................................  38
Description of Certain Indebtedness........................................  40
Description of the Notes...................................................  41
Underwriting...............................................................  62
Legal Matters..............................................................  62
Experts....................................................................  62

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                     LOGO

                                 $100,000,000

                          % Senior Subordinated Notes

                                   Due 2002

                            -----------------------

                                  PROSPECTUS

                            -----------------------

                                CS First Boston

                              Merrill Lynch & Co.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth an itemized statement of all expenses in connection with the issuance and distribution of the Notes being registered, other than underwriting discounts and commissions. All amounts except the Commission registration fee and the NASD filing fee are estimated.

      SEC Registration Fee............................................. $34,483
      NASD Filing Fee..................................................  10,500
      Printing and Engraving Expenses..................................    *
      Accounting Fees and Expenses.....................................    *
      Legal Fees and Expenses..........................................    *
      Blue Sky Fees and Expenses.......................................  10,000
      Trustee's Fees and Expenses......................................    *
      Rating Agency Fees...............................................    *
      Miscellaneous....................................................    *
                                                                        -------
          Total........................................................ $
                                                                        =======

- --------
  *To be provided by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The General Corporation Law of the State of Delaware (the "GCLD") and Article EIGHTH of the Company's Restated Certificate of Incorporation provide for the indemnification of any person who was, is or is threatened to be made a party to any action because such person is or was a director, officer, employee or agent of the Company, or served another enterprise at the request of the Company, against reasonable expenses (including attorneys' fees) and, except as to an action by or in the right of the Company whereby such person is found liable to the Company, judgments, fines and reasonable settlement payments in connection with such actions.

  The Bylaws of the Company provide for indemnification of its officers and directors to the fullest extent permitted by the GCLD. The Company has entered into indemnification agreements (ratified by its shareholders) with each member of its Board of Directors to provide them with specific contractual assurance of indemnification, rights to advance reimbursement of related expenses and certain other protections not specifically provided under Delaware law. Directors' rights under the Indemnification Agreements are not exclusive of other rights they have under the Company's Bylaws or Restated Certificate of Incorporation or under Delaware law.

  The GCLD authorizes the purchase of indemnification insurance by the Company. The Company currently maintains a policy insuring, subject to certain exceptions, its directors and officers and the directors and officers of its subsidiaries against liabilities that may be incurred by such persons acting in such capacities.

ITEM 16. EXHIBITS

 Exhibit 1   *Form of Underwriting Agreement.
 Exhibit 4-C *Form of    % Senior Subordinated Notes Due 2002 of Hartmarx
              Corporation.
 Exhibit 4-D *Form of    % Senior Subordinated Debt Securities Indenture.
 Exhibit 4-E *Credit Agreement, dated as of      , 1994, among the Company and
                 .
 Exhibit 5   *Opinion of Skadden, Arps, Slate, Meagher & Flom as to the
              legality of the Notes.
 Exhibit 12  Computation of Ratio of Earnings to Fixed Charges of Hartmarx
              Corporation.

 Exhibit 23-A Consent of Price Waterhouse.
 Exhibit 23-B *Consent of Skadden, Arps, Slate, Meagher & Flom (included as part of Exhibit 5).
 Exhibit 24   Power of Attorney of directors and certain officers of Hartmarx
               Corporation, included on signature page.
 Exhibit 25   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bank One Wisconsin Trust Company,
               National Association, as Trustee under the Senior Subordinated
               Debt Securities Indenture.

- --------
  *To be filed by amendment.

ITEM 17. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING THIS REGISTRATION STATEMENT ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON JANUARY 13, 1994.

                                          Hartmarx Corporation

                                                  /s/ Wallace L. Rueckel
                                          By: _________________________________
                                                    Wallace L. Rueckel
                                            Executive Vice President and Chief
                                                     Financial Officer

                               POWER OF ATTORNEY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND AS OF THE DATE INDICATED. EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS ELBERT O. HAND, WALLACE L. RUECKEL AND CAREY M. STEIN, HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, EACH ACTING ALONE, WITH FULL POWERS OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY OR ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, EACH ACTING ALONE, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, THEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, EACH ACTING ALONE, OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
       /s/ Elbert O. Hand
- ------------------------------------
           Elbert O. Hand            Director, Chairman of the
                                      Board and Chief Executive
                                      Officer (Principal
                                      Executive Officer)            January 13, 1994
     /s/ Wallace L. Rueckel
- ------------------------------------
         Wallace L. Rueckel          Executive Vice President and
                                      Chief Financial Officer
                                      (Principal Financial
                                      Officer)                      January 13, 1994
      /s/ Glenn R. Morgan
- ------------------------------------
          Glenn R. Morgan            Senior Vice President and
                                      Controller (Principal
                                      Accounting Officer)           January 13, 1994
      /s/ A. Robert Abboud
- ------------------------------------
          A. Robert Abboud           Director                       January 13, 1994
      /s/ Letitia Baldrige
- ------------------------------------
          Letitia Baldrige           Director                       January 13, 1994
      /s/ Jeffrey A. Cole
- ------------------------------------
          Jeffrey A. Cole            Director                       January 13, 1994
     /s/ Raymond F. Farley
- ------------------------------------
         Raymond F. Farley           Director                       January 13, 1994

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
      /s/ Donald P. Jacobs
- ------------------------------------
          Donald P. Jacobs           Director                       January 13, 1994
       /s/ Miles L. Marsh
- ------------------------------------
          Miles L. Marsh             Director                       January 13, 1994
      /s/ Charles Marshall
- ------------------------------------
         Charles Marshall            Director                       January 13, 1994
      /s/ Charles K. Olson
- ------------------------------------
         Charles K. Olson            Director                       January 13, 1994
       /s/ Talat M. Othman
- ------------------------------------
          Talat M. Othman            Director                       January 13, 1994
        /s/ Homi B. Patel
- ------------------------------------
           Homi B. Patel             Director                       January 13, 1994
       /s/ Stuart L. Scott
- ------------------------------------
          Stuart L. Scott            Director                       January 13, 1994
        /s/ Sam F. Segnar
- ------------------------------------
           Sam F. Segnar             Director                       January 13, 1994

                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
   EXHIBIT                                                              PAGE
    NUMBER                     EXHIBIT DESCRIPTION                     NUMBER
   -------                     -------------------                   ----------
 Exhibit 1    Form of Underwriting Agreement.                           *
 Exhibit 4-C  Form of   % Senior Subordinated Notes Due 2002 of         *
               Hartmarx Corporation.
 Exhibit 4-D  Form of  % Senior Subordinated Debt Securities            *
               Indenture.
 Exhibit 4-E  Credit Agreement, dated as of     , 1994, among the       *
               Company and   .
 Exhibit 5    Opinion of Skadden, Arps, Slate, Meagher & Flom as        *
               to the legality of the Notes.
 Exhibit 12   Computation of Ratio of Earnings to Fixed Charges of
               Hartmarx Corporation.
 Exhibit 23-A Consent of Price Waterhouse.
 Exhibit 23-B Consent of Skadden, Arps, Slate, Meagher & Flom           *
               (included as part of Exhibit 5).
 Exhibit 24   Power of Attorney of directors and certain officers
               of Hartmarx Corporation, included on signature
               page.
 Exhibit 25   Form T-1 Statement of Eligibility under the Trust
               Indenture Act of 1939, as amended, of Bank One
               Wisconsin Trust Company, National Association, as
               Trustee under the Senior Subordinated Debt
               Securities Indenture.

- --------
*To be filed by amendment.